EXHIBIT 10.89

Lauren Holdings Inc., Earl Duffy, Paul Duffy, Maureen Duffy Cobb, Ron Keefe, Dale Zajicek, Gordon Rogers and the 2012 BV Employee Share Ownership Trust
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101610 P.E.I. Inc.
- and -
Questcor Pharmaceuticals, Inc.
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BioVectra Inc.
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Vendors' Representative

_________________________________________________________________________
SHARE PURCHASE AGREEMENT
January ●, 2013
_________________________________________________________________________

Osler, Hoskin & Harcourt LLP
Stewart McKelvey

Page

ARTICLE 1 DEFINITIONS AND PRINCIPLES OF INTERPRETATION1
1.1Definitions    1
1.2Certain Rules of Interpretation    12
1.3Accounting Terms    13
1.4Knowledge    13
1.5Entire Agreement    13
1.6Vendors' Representative    13
1.7Schedules    15
ARTICLE 2 PURCHASE AND SALE16
2.1Action by Vendors and Purchaser    16
2.2Place of Closing    16
2.3Assignment of Restricted Rights    16
ARTICLE 3 PURCHASE PRICE17
3.1Purchase Price    17
3.2Satisfaction of Purchase Price    17
3.3Earn-out    18
3.4Purchase Price Adjustments    22
3.5Payments    22
3.6Tax Election    22
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE VENDORS AND THE COMPANY23

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4.1Incorporation and Corporate Power of the Company and its Subsidiaries    23
4.2Registration    23
4.3Residence of the Vendors    23
4.4Subsidiaries    23
4.5Status of the Vendors and Right to Sell    24
4.6Capitalization    24
4.7Due Authorization and Enforceability of Obligations    24
4.8Absence of Conflicts    24
4.9Regulatory Approvals    25
4.10Investment Canada Act (Canada)    25
4.11Financial Statements    25
4.12Absence of Undisclosed and Contingent Liabilities    26
4.13Absence of Changes and Unusual Transactions    26
4.14Non-Arm’s Length Transactions    27
4.15No Joint Venture Interests or Strategic Alliances    28
4.16Major Suppliers and Customers    28
4.17Sufficiency of Assets    28
4.18Title to Certain Assets    28
4.19Condition of Certain Assets    28
4.20Location of the Assets    29
4.21Inventories    29
4.22Collectability of Accounts Receivable    29

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4.23Government Grants    30
4.24Business in Compliance with Law    30
4.25Governmental Authorizations    30
4.26Intellectual Property    31
4.27Equipment Contracts    32
4.28Owned Real Property    33
4.29Leased Real Property    33
4.30Real Property Generally    34
4.31Environmental Matters    36
4.32Employment Matters    39
4.33Collective Agreements    40
4.34Pension and Other Benefit Plans    41
4.35Personal Information    42
4.36Insurance    43
4.37Material Contracts    43
4.38Litigation    43
4.39Tax Matters    44
4.40Books and Records    46
4.41Corporate Records    47
4.42Trade Allowances    47
4.43Third Party Consents    47
4.44Powers of Attorney    47

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4.45No Broker    47
4.46Third Party Tangible Personal Property    48
4.47Full Disclosure    48
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER48
5.1Status of the Purchaser    48
5.2Status of Questcor    48
5.3Due Authorization and Enforceability of Obligations    48
5.4Absence of Conflicts    48
5.5Regulatory Approvals    49
5.6Investment Canada    49
5.7Litigation    49
5.8Financing    49
5.9No Broker    50
ARTICLE 6 NON-WAIVER; SURVIVAL50
6.1Non-Waiver    50
6.2Nature and Survival    50
ARTICLE 7 PURCHASER'S CONDITIONS PRECEDENT50
7.1Truth and Accuracy of Representations    50
7.2Performance of Obligations    51
7.3Approvals    51
7.4Encumbrances    51

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7.5No Proceedings    51
7.6Non-Competition    51
7.7Key Employees    51
7.8Conduct of Business After Closing    52
7.9Opinion of Counsel for Vendors    52
7.10Opinion of Counsel for Lauren Holdings Inc.    52
7.11Receipt of Closing Documentation    52
ARTICLE 8 VENDORS' CONDITIONS PRECEDENT52
8.1Truth and Accuracy of Representations of the Purchaser and Questcor at Closing Time    52
8.2Performance of Obligations    53
8.3Key Employees    53
8.4Conduct of Business After Closing    53
8.5Opinion of Counsel for Purchaser and Questcor    53
8.6Approvals    53
8.7No Proceedings    53
8.8Receipt of Closing Documentation    53
ARTICLE 9 OTHER COVENANTS OF THE PARTIES54
9.1Interim Activities    54
9.2Access for Investigation    55
9.3Actions to Satisfy Closing Conditions    56
9.4Notice of Untrue Representation or Warranty    56

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9.5Stub Period Returns    57
9.6Exclusive Dealing    57
9.7Submission to Jurisdiction    57
9.8Shareholder Agreements    58
9.9Questcor Guarantee    58
ARTICLE 10 TERMINATION59
10.1Termination    59
ARTICLE 11 INDEMNIFICATION60
11.1Indemnification by the Vendors    60
11.2Indemnification by the Purchaser and Questcor    62
11.3Indemnification Procedures for Third Party Claims    63
11.4Remedies    64
11.5Limitation on Liability    65
11.6Trustee and Agent    66
11.7Release    66
ARTICLE 12 GENERAL67
12.1Public Notices, Press Releases and Announcements    67
12.2Expenses    67
12.3Notices    68
12.4Assignment    68
12.5Enurement    68

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12.6Amendment    68
12.7Further Assurances    68
12.8Execution and Delivery    69

THIS SHARE PURCHASE AGREEMENT is made as of this ______ day of January, 2013.
AMONG:
Lauren Holdings Inc., Earl Duffy, Paul Duffy, Maureen Duffy Cobb, Ron Keefe, Dale Zajicek, Gordon Rogers and the 2012 BV Employee Share Ownership Trust (collectively, the “Vendors”),
- and -
101610 P.E.I. Inc., a corporation governed by the laws of Prince Edward Island (the “Purchaser”)
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Questcor Pharmaceuticals, Inc., a corporation governed by the laws of the State of California (the “Questcor”)
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BioVectra Inc., a corporation governed by the laws of Prince Edward Island (the “Company”),
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Ron Keefe, in his capacity as the Vendors' Representative.
RECITALS:

A.	The Vendors own and control all of the issued and outstanding shares of the Company.

B.
The Vendors have agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendors all of the issued and outstanding shares of the Company, on the terms and conditions of this Agreement.

THEREFORE, the Parties agree as follows:
Article 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions
Whenever used in this Agreement, the following words and terms have the meanings set out below:
“2015 Earn-Out Payment” has the meaning given in Section 3.3(c)(i).
“Accounts Receivable” means accounts receivable, bills receivable, trade accounts, book debts and insurance claims recorded as receivable in the Books and Records and other amounts due or deemed to be due to the Company or any of the Subsidiaries, including refunds and rebates receivable, all as calculated in accordance with GAAP.
“Accrued Liabilities” means ordinarily recurring operating expenses of the Company and the Subsidiaries incurred but that are not yet due and payable and claims against the Company and the Subsidiaries that are increasing with the passage of time or receipt of goods or services but are not yet due and payable, including accruals for vacation pay, customer rebates and allowances for product returns, all as calculated in accordance with GAAP.
“Affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation thereof means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” means this Share Purchase Agreement, including all schedules and exhibits and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement.
“Appurtenances” means privileges, rights, easements and appurtenances both at Law and equity belonging to or for the benefit of Real Property, including means of access between Real Property and a public way, rights in respect of or for any other uses upon which the present use is dependent (such as pipelines, cables, railway sidings) and rights existing in and to any streets, alleys, passages and other rights-of-way.
“arm’s length” has the meaning that it has for purposes of the Income Tax Act (Canada).
“Balance Sheet” means the consolidated balance sheet of the Company and the Subsidiaries as at August 31, 2012, forming part of the Financial Statements.
“Base Operating Earnings” means $[***] .
“Benefit Plans” means plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which the Company or any of the Subsidiaries are a party or bound or in which the Employees participate or under which the Company or any of the Subsidiaries have, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to its Employees or former employees, directors or officers, individuals working on Contract with the Company or any of the Subsidiaries or other individuals providing services to the Company or any of the Subsidiaries of a kind normally provided by Employees (or any spouses, dependants, survivors or beneficiaries of any such persons), and for greater certainty including the Pension Plans but excluding Statutory Plans.
“Books and Records” means books and records of the Company and the Subsidiaries relating to the Company or the Subsidiaries, including financial, corporate, books of account, sales and purchase records, lists of suppliers and customers, business reports, plans and projections and all other documents, surveys, plans, files, records, assessments, correspondence, and other data and information, financial or otherwise, including all data, information and databases stored on computer-related or other electronic media.
“Business Day” means any day, other than a Saturday or Sunday, on which the banks in the City of Toronto are open for commercial banking business during normal banking hours.
“Change of Control” means any one of the following events:

(a)
the sale or transfer by Questcor or any of its Affiliates or the issuance of new shares of the Company or any other transaction resulting in the direct or indirect ownership by Questcor and its Affiliates of less than 50% of the voting rights in the Company; or

(b)	the sale or disposition of all or substantially all of the Company’s assets.
“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, Orders, charges, indictments, prosecutions, informations or other similar processes, assessments or reassessments, judgments, debts, liabilities, penalties, fines, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.
“Closing” means the completion of the sale to and purchase by the Purchaser of the Purchased Shares under this Agreement.
“Closing Date” means the date that is one (1) Business Day after the date on which all conditions set forth in Article 7 and Article 8 have been satisfied or waived, or such other date as the Parties may agree in writing as the date upon which the Closing takes place. Each Party shall make reasonable good faith efforts to satisfy each of the conditions set forth in Article 7 and Article 8 on or before January 17, 2013.
“Closing Time” means 11:00 a.m. (Charlottetown time)/ 10:00 a.m. (Toronto time), on the Closing Date or such other time on such date as the Parties may agree in writing as the time at which the Closing takes place.
“Contracts” means contracts, licences, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements to which the Company or any of the Subsidiaries is a party or by which it is bound or under which the Company or any of the Subsidiaries has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied), and includes, in the case of Material Contracts, any quotations, orders, proposals or tenders that remain open for acceptance and warranties and guarantees.
“Disclosure Letter” has the meaning set forth in Article 4.
“Earn-Out Amounts” means the aggregate of:

(a)	the amount payable to the Vendors pursuant to Section 3.3(a), or if no amount is payable pursuant to that Section, zero;

(b)	the amount payable to the Vendors pursuant to Section 3.3(b), or if no amount is payable pursuant to that Section, zero; and

(c)	the amount payable to (or less any amount owed by) the Vendors pursuant to Section 3.3(c)(ii).
“Earn-Out Calculation Statement” has the meaning given in Section 3.3(d).
“Earn-Out Objection Notice” has the meaning given in Section 3.3(f).
“Employees” means individuals employed by the Company or any of the Subsidiaries on a full-time, part-time or temporary basis, including those employees on disability leave, parental leave or other absence.
“Employment Contracts” means Contracts, other than Benefit Plans, whether oral or written, relating to an Employee, including any communication or practice relating to an Employee that imposes any obligation on the Company or any of the Subsidiaries.
“Encumbrances” means pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, developments or similar agreements, easements, rights-of-way, title defects, options or adverse claims or encumbrances of any kind or character whatsoever.
“Environment” means the environment and natural environment as defined in any Environmental Laws and includes indoor air, and any living things.
“Environmental Approvals” means permits, permissions, certificates, licences, authorizations, consents, agreements, instructions, directions, notices, registrations, approvals or other rights made, issued, granted, conferred or required by a Governmental Authority pursuant to any Environmental Law relating to the operations, business or assets of the Company or any of the Subsidiaries.
“Environmental Laws” means any Laws relating to the Environment including without limitation Laws relating to any sewer system and to the storage, generation, use, handling, manufacture, production, processing, labelling, advertising, sale, display, transportation, import, export, treatment, reuse, recycling, Release and disposal of Hazardous Substances.
“Environmental Orders” means Orders issued, filed, imposed or threatened by any Governmental Authority pursuant to any Environmental Laws and include certificates of property use and Orders requiring investigation, assessment, monitoring, managing, controlling, treatment, removal, excavation or remediation of any site or Hazardous Substance, or requiring that any Release activity or condition be reduced, modified, managed, controlled, stopped or eliminated or requiring that any form of payment or co-operation be provided to any Governmental Authority.
“Equipment Contracts” means any Contracts relating to title to Tangible Personal Property including without limitation motor vehicle leases, equipment leases, leases of computer hardware and computer systems, conditional sales contracts, title retention agreements and other similar agreements.
“Financial Statements” means the audited consolidated financial statements of the Company and the Subsidiaries for the fiscal year ended August 31, 2012, with an audit report dated November 2, 2012, consisting of the Balance Sheet and the statements of earnings and retained earnings and cash flows and all notes thereto, and any interim unaudited consolidated financial statements for the months ending September 30, 2012, October 31, 2012 and November 30, 2012 for the Company and the Subsidiaries, copies of which are set out in Section 4.11 of the Disclosure Letter and have been made available to the Purchaser.
“GAAP” means generally accepted accounting principles applicable to private enterprises as defined by the Accounting Standards Board of the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants as they exist on the date of this Agreement.
“Good Manufacturing Practices” or “GMPs” means the standards relating to the then-current Good Manufacturing Practices for the testing, manufacturing, processing, packaging, labelling, storage or distribution of active pharmaceutical ingredients, intermediates, bulk products or finished pharmaceutical products set forth in: (i) the Food and Drug Regulations including those set forth in Division 2 of the Food and Drug Regulations and in the and guidance documents and policies interpreting the requirements for Good Manufacturing Practices promulgated by Health Canada including the Good Manufacturing Practices (GMP) Guidelines 2009 Edition Version 2 (GUI–0001) and its associated Annexes; and (ii) the Code of Federal Regulations at 21 C.F.R. Parts 210 and 211, as may be amended from time to time including the published standards of the U.S. Food and Drug Administration; and (iii) similar standards, guidelines and regulations promulgated or otherwise required in any jurisdiction in which the products of the Company or any Subsidiary, or produced by Company or any Subsidiary, are distributed or sold.
“Governmental Authorities” means governments, regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, Crown corporations, courts, bodies, boards, tribunals or dispute settlement panels or other law, rule or regulation-making organizations or entities:

(a)	having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or

(b)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power.
“Governmental Authorizations” means authorizations, approvals, including Environmental Approvals, franchises, Orders, certificates, consents, directives, notices, licences, permits, variances, agreements, clearances, instructions, registrations or other rights issued to or required by the Company or any of the Subsidiaries by or from any Governmental Authority including those required under the Food and Drugs Act (Canada) and the regulations promulgated thereunder, the Controlled Drugs and Substances Act (Canada) and the regulations promulgated thereunder and any other Governmental Authority with jurisdiction or purported jurisdiction over the activities of the Company or any of the Subsidiaries or the drug products or biologics manufactured, packaged, labelled, tested, sold, marketed or distributed by the Company that regulates the quality, identity, strength, purity, safety, efficacy, manufacturing, packaging, labelling, testing, sales, marketing or distribution of biologic and drug products.
“Hazardous Substances” means pollutants, contaminants, wastes of any nature, hazardous substances, hazardous materials, toxic substances, prohibited substances, dangerous substances or dangerous goods as defined, judicially interpreted or identified in any Environmental Laws, including drugs, pharmaceuticals, enzymes, hormones, living organisms, biological agents, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs), petroleum hydrocarbons and their derivatives, and mould.
“Improvements” means plants, buildings, structures, fixtures, erections and improvements located on, over, under or upon the Real Property and mechanical, electrical, plumbing, heating and air-conditioning systems relating to the Real Property, including any of the foregoing under construction.
“Indemnified Party” has the meaning given in Section 11.3(a).
“Independent Auditor” means PricewaterhouseCoopers LLP or such other independent auditing firm as the Parties may otherwise agree.
“Information Technology” means computer hardware, software in source code and object code form (including documentation, interfaces and development tools), websites for the Company or any of the Subsidiaries, databases, telecommunications equipment and facilities and other information technology systems owned, used or held by the Company or any of the Subsidiaries.
“Intellectual Property” means intellectual property rights, whether registered or not, owned, used or held by the Company or any of the Subsidiaries, including without limitation:

(a)
inventions, pending patent applications (including divisionals, reissues, renewals, re-examinations, continuations, continuations-in-part and extensions) and issued patents, including those inventions, pending patent applications and issued patents listed and described in Section 4.26(a) of the Disclosure Letter;

(b)	trade-marks, trade dress, trade-names, business names and other indicia of origin, including those listed and described in Section 4.26(a) of the Disclosure Letter;

(c)	trade secrets or other confidential information listed and described in Section 4.26(a) of the Disclosure Letter;

(d)	copyrights, including the copyright registrations and applications listed and described in Section 4.26(a) of the Disclosure Letter;

(e)	industrial designs and similar rights, including those registrations and applications listed and described in Section 4.26(a) of the Disclosure Letter;

(f)	domain name and web address registrations listed and described in Section 4.26(a) of the Disclosure Letter; and

(g)	any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
“Inventories” means items that are held by the Company or any of the Subsidiaries for sale in the ordinary course of business, or are being produced for sale, or are to be consumed, directly or indirectly, in the production of goods or services to be available for sale, of every kind and nature and wherever situate including inventories of raw materials, work-in-progress, finished goods and by-products, operating supplies and packaging materials, but does not include any inventory owned by customers of the Company which is located or stored at the Real Property by agreement between the Company and its customers.
“Laws” means applicable laws (including common law and civil law), statutes, by-laws, rules, regulations, Orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case of any Governmental Authority.
“Leased Real Property” means lands and/or premises that are used by the Company or any of the Subsidiaries and that are leased, subleased, licensed to or otherwise occupied by the Company or any of the Subsidiaries and the interest of the Company and the Subsidiaries in Improvements and Appurtenances.
“Legacy Benefit Plan Members” means persons who are not Employees nor former employees, directors or officers, individuals working on contract with the Company or any of the Subsidiaries or other individuals providing services to the Company or any of the Subsidiaries of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons).
"made available" means inclusion in the virtual data room maintained by the Company and to which the Purchaser has full access at least five (5) days prior to the date of this Agreement.
“Material Adverse Effect” means a change, effect or circumstance that, when considered either individually or in the aggregate together with all other adverse changes, effects or circumstances with respect to which such phrase is used in this Agreement, is materially adverse to, or could reasonably be expected to have a material adverse effect on, the financial condition or results of operations or business or prospects or assets of the Company and the Subsidiaries, taken as a whole.
“Material Contracts” means all agreements, Contracts, arrangements and commitments to which the Company or any of the Subsidiaries is a party and which are currently in effect and constitute any of the following:

(a)	all Contracts involving aggregate payments to or by the Company or any of the Subsidiaries in excess of $250,000;

(b)	all Contracts that are outside the ordinary course of business;

(c)
all Contracts that restrict in any way the business or activities of the Company or any of the Subsidiaries and which the Company would violate their restrictive covenants upon the consummation of the transactions contemplated by this Agreement;

(d)	all Contracts that, if terminated without the consent of the Company or any of the Subsidiaries, would have a Material Adverse Effect;

(e)	all Contracts and agreements with major customers (other than ordinary course purchase and sale orders);

(f)	all partnership, joint venture or limited liability company contract arrangements or agreements;

(g)
all Contracts or other documents of the Company or any of the Subsidiaries in respect of borrowed money, including financial instruments of indenture or security instruments (whether or not interest-bearing) such as notes, mortgages, loans and lines of credit;

(h)
all Contracts that grant any right of first refusal or right of first offer or similar right to third parties or that, other than for sales of product in the ordinary course of business, limit or purports to limit the ability of the Company or any of the Subsidiaries in any material respect to pledge, sell, transfer or otherwise dispose of any material amount of assets or business;

(i)	all Contracts providing for any payments that are conditioned, in whole or in part, on a change of control with respect to the Company or any of the Subsidiaries;

(j)	all agency, broker, sales representative, marketing or similar Contracts with respect to which the annual sales exceed $250,000;

(k)
all Contracts relating to any merger or business combination concerning the Company or the acquisition or disposition of any assets or any Person during the last five years or pursuant to which the Company or any of the Subsidiaries has any remaining rights or obligations;

(l)	all Contracts with any director, officer, Employee or Affiliate of the Company or of any of the Subsidiaries;

(m)	all Contracts pursuant to which the Company or any of the Subsidiaries agrees to indemnify any other party other than in the ordinary course of business;

(n)	all Contracts with any Governmental Authority; and

(o)
all Contracts or other agreements with any current or former officer, director, Employee, consultant, agent or other representative or any agreement or understanding pursuant to which the Company or any of the Subsidiaries is liable for any severance or termination pay.

“Multi-Employer Plans” means Benefit Plans to which the Company or any of the Subsidiaries is required to contribute and that are not maintained or administered by the Company or any of the Subsidiaries or its Affiliates.
“Non-Compete Covenant” has the meaning set forth in Section 3.6.
“Notice” has the meaning given in Section 12.3.
“Operating Earnings” means the Company’s operating earnings (which are after interest expense) before other earnings (expense) and before income taxes as set out in the Company’s audited financial statements, prepared in accordance with GAAP applied on a consistent and good faith basis in all periods that affect the Earn-out Calculation Statement and as adjusted for the items set forth in Schedule 1.1.
“Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator, including Environmental Orders.
“Owned Real Property” means real property, owned or purported to be owned in fee simple, by the Company or any of the Subsidiaries, and real property, other than Leased Real Property, in which the Company or any of the Subsidiaries has an interest, including Improvements and Appurtenances.
“Parties” means each of the Vendors, the Purchaser, Questcor, the Company and the Vendors' Representative collectively, and “Party” means any one of them.
“Pension Plans” means Benefit Plans providing pensions, superannuation benefits or retirement savings including pension plans, top up pensions or supplemental pensions, “registered retirement savings plans” (as defined in the Income Tax Act (Canada)), “registered pension plans” (as defined in the Income Tax Act (Canada)) and “retirement compensation arrangements” (as defined in the Income Tax Act (Canada)).
“Pension Plan Unfunded Liability” means an unfunded liability in respect of any Pension Plan, including a going concern unfunded liability, a solvency deficiency or wind-up deficiency.
“Permitted Encumbrances” means the Encumbrances listed in Section 4.18 of the Disclosure Letter.
“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.
“Personal Information” means information in the possession or under the control of the Company or any of the Subsidiaries about an identifiable individual.
“Preferred Shares” means all of the issued and outstanding preferred shares of the Company, including the Class A preferred shares, the Class B preferred shares, the Class C preferred shares and the Class D preferred shares.
“Purchase Price” has the meaning given in Section 3.1.
“Purchased Shares” means all of the issued and outstanding shares in the capital of the Company, including the Preferred Shares.
“Purchaser Indemnified Parties” has the meaning given in Section 11.1.
“Questcor 8-K” has the meaning given in Section 12.1.
“Real Property” means Owned Real Property and Leased Real Property.
“Real Property Leases” means Contracts pursuant to which the Company or any of the Subsidiaries uses or occupies the Leased Real Property, including all rights to related Improvements and Appurtenances.
“Release” has the meaning prescribed in any Environmental Laws and includes any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction, whether accidental or intentional.
“Released Parties” has the meaning given in Section 11.7.
“Restricted Right” means any Contract or Governmental Authorization that by its terms requires consent or approval of the other party or parties thereto or the issuer for completion of the transactions contemplated by this Agreement or in respect of which the completion of the transactions contemplated by this Agreement will increase the obligations or decrease the rights or entitlements of the Company or any of the Subsidiaries under such Contract or Governmental Authorization.
“Statutory Plans” means statutory benefit plans that the Company or any of the Subsidiaries is required to participate in or comply with, including the Canada Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation.
“Subsidiaries” means corporations in which the Company has a controlling interest including those listed in Section 4.4 of the Disclosure Letter.
“Tangible Personal Property” means machinery, equipment, furniture, furnishings, office equipment, computer hardware, supplies, materials, vehicles, material handling equipment, implements, parts, tools, jigs, dies, moulds, patterns, tooling and spare parts and tangible assets (other than Real Property and Inventory) owned or leased by the Company or any of the Subsidiaries, including (i) any of the foregoing that are in storage or in transit; (ii) other tangible personal property of the Company or any of the Subsidiaries whether located in or on the Real Property or elsewhere; (iii) any of the foregoing that may be attached to Real Property but are not Improvements, but does not include any personal property owned or leased by customers of the Company which is located or stored at the Real Property by agreement between the Company and its customers.
“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.
“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada and other government pension plan premiums or contributions.
“Technical Information” means know-how and related technical knowledge owned, used or held by the Company or any of the Subsidiaries, including:

(a)	trade secrets, confidential information and other proprietary know-how;

(b)	public information and non-proprietary know-how;

(c)	information of a scientific, technical, financial or business nature regardless of its form;

(d)	uniform resource locators, domain names, telephone, telecopy, internet protocol and email addresses, and UPC consumer packaging codes; and

(e)
documented research, forecasts, studies, marketing plans, budgets, market data, developmental, demonstration or engineering work, information that can be used to define a design or process or procure, produce, support or operate material and equipment, methods of production and procedures, all formulas and designs and drawings, blueprints, patterns, plans, flow charts, parts lists, manuals and records, specifications, and test data.

“Technology” means Technical Information and Information Technology.
“Vendor’s Representative” has the meaning given in Section 1.6.

1.2	Certain Rules of Interpretation
In this Agreement:

(a)
Consent – Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required is conclusively deemed to have withheld its approval or consent.

(b)	Currency – Unless otherwise specified, all references to money amounts are to lawful currency of Canada.

(c)
Governing Law – This Agreement is a contract made under and is governed by and is to be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

(d)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(e)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(f)
No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction is to be applied against any Party.

(g)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(h)
Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision is, as to such jurisdiction, ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(i)
Statutory references – A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule that amends, supplements or supersedes any such statute, regulation or rule.

(j)	Time – Time is of the essence in the performance of the Parties’ respective obligations.

(k)
Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done is calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3	Accounting Terms
All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.

1.4	Knowledge
Any reference to the knowledge of any Party means to the best of the knowledge, information and belief of such Party after reviewing all relevant records and making due inquiries regarding the relevant matter of all relevant directors, officers and employees of such Party. In the case of the Vendors or the Company, knowledge of the Vendors or the Company includes knowledge of the relevant senior managers of the Company after making due inquiries of the relevant directors, officers and Employees of the Company and the Subsidiaries.

1.5	Entire Agreement
This Agreement, the agreements and other documents required to be delivered pursuant to this Agreement and the Confidentiality Agreement dated June 13, 2012, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise, including the letter of intent dated October 16, 2012. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

1.6	Vendors' Representative

(a)
Each of the Vendors hereby appoints Ron Keefe as its representative and agent and true and lawful attorney-in-fact (the “Vendors' Representative”) with the powers and authority set out in this Agreement, and the Vendors' Representative hereby accepts such appointment. The Vendors' Representative shall be the agent for and on behalf of all of the Vendors in respect of all matters relating to this Agreement, including settling matters relating to the Earn-out Amounts and indemnification claims, by having the authority to (1) give and receive notices and communications to or from the Purchaser or Questcor (on behalf of itself or any other Purchaser Indemnified Parties); (2) authorize deliveries to the Purchaser of cash or other property from the Earn-out Amounts and legally bind each Vendor to pay cash directly to the Purchaser in satisfaction of claims asserted by the Purchaser (on behalf of itself or any other Purchaser Indemnified Parties, including by not objecting to such claims); (3) consent or agree to, negotiate, enter into settlements and compromises of claims, and comply with Orders with respect to such claims; and (4) take all actions necessary or appropriate in the judgment of the Vendors' Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Purchaser and Questcor may rely on any communication made by the Vendors’ Representative to the Purchaser or Questcor, as the case may be, on behalf of the Vendors as applying to all Vendors, and each such communication is binding on all Vendors.

(b)	None of the Vendors shall have any right to act on its own behalf with respect to any such matters, other than with respect to any claim against or dispute with the Vendors' Representative.

(c)
This appointment of agency and this power of attorney is coupled with an interest and will be irrevocable and will not be terminated by any Vendor or by operation of Law, whether by the incapacity of any Vendor or the occurrence of any other event, and any action taken by the Vendors' Representative will be as valid as if such incapacity or other event had not occurred, regardless of whether or not any Vendor or the Vendors' Representative will have received any notice thereof.

(d)
Except as otherwise set forth in this Section 1.6(d), any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Vendors' Representative that is within the scope of the Vendors' Representative’s authority under 1.6(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Vendors and shall be final, binding and conclusive upon each of them. Each of the Purchaser and Questcor shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every Vendor. The Purchaser and Questcor are each unconditionally and irrevocably relieved from any liability to any Person for any acts done by it in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Vendors' Representative.

(e)
The scope of the powers of the Vendors' Representative as agent for the Vendors may be changed by a majority vote or consent of Vendors upon not less than 30 days’ prior written notice to the Purchaser, Questcor and the Vendors' Representative. If Ron Keefe refuses or is no longer capable of serving as the Vendors' Representative hereunder, then the successor Vendors’ Representative will thereafter be Gordon Rogers, who shall serve as the Vendors' Representative until such successor is duly appointed and qualified to act hereunder. If Gordon Rogers refuses or is no longer capable of serving as the Vendors' Representative hereunder, then the successor Vendors’ Representative will thereafter be Dale Zajicek, who shall serve as the Vendors' Representative until such successor is duly appointed and qualified to act hereunder. If Dale Zajicek refuses or is no longer capable of serving as the Vendors' Representative hereunder, then the Vendors representing a majority in number of the common shares of the Company held prior to the completion of this transaction, will promptly appoint a successor Vendors' Representative who will thereafter be a successor Vendors' Representative hereunder, and the Vendors' Representative will serve until such successor is duly appointed and qualified to act hereunder. In the event of a vacancy in the position of the Vendors' Representative, or refusal or incapability of the Vendors' Representative to serve, which continues for more than 90 days, the Purchaser may appoint a successor Vendors' Representative who will thereafter be a successor Vendors' Representative hereunder. If there is not a Vendors' Representative at any time, any obligation to provide notice to the Vendors' Representative will be deemed satisfied if such notice is delivered to each of the Vendors at their addresses last known to the Purchaser.

(f)
Absent a finding of fraud or wilful breach by the Vendors' Representative of this Agreement by a court of competent jurisdiction, the Vendors' Representative shall not be liable to any of the Vendors for any act done or omitted hereunder as the Vendors' Representative and any act done or omitted in accordance with the advice of counsel or other expert shall be conclusive evidence of the absence of such fraud or willful breach. The Vendors shall jointly and severally indemnify the Vendors' Representative and hold him harmless against any loss, liability, damage, Claim, suit, penalty, cost or expense (including fees and expenses of counsel and any costs and expense incurred by the Vendors' Representative to defend himself against any claim or suit by any Vendor) incurred other than as a result of fraud or willful breach by the Vendors' Representative of this Agreement as determined by a court of competent jurisdiction and arising out of or in connection with the acceptance or administration of its duties hereunder.

(g)
By his signature to this Agreement, the Vendors' Representative hereby accepts the appointment contained in this Agreement, as confirmed and extended by this Agreement, and agrees to act as the Vendors' Representative and to discharge the duties and responsibilities of the Vendors' Representative pursuant to the terms of this Agreement.

1.7	Schedules
The schedules to this Agreement, listed below, are an integral part of this Agreement:
Schedule        Description
Schedule 1.1        Adjustments to Operating Earnings
Schedule 3.2        Allocation of Purchase Price
Schedule 3.3(m)    Arbitration
Schedule 7.3        Required Approvals

Schedule 7.6	Form of Non-Competition, Non-Solicitation & Confidentiality Agreement
Schedule 7.7        Form of Employment Agreement
Schedule 7.9        Form of Opinion from Vendors' Counsel

Schedule 7.10        Form of Opinion from Counsel for Lauren Holdings Inc.
Schedule 8.5        Form of Opinion from Purchaser’s Counsel
Schedule 11.1        Indemnity
Schedule 12.3        Notices
ARTICLE 2
PURCHASE AND SALE

2.1	Action by Vendors and Purchaser
Subject to the provisions of this Agreement, at the Closing Time:

(l)	Purchase and Sale of Purchased Shares – the Vendors will sell and the Purchaser will purchase the Purchased Shares;

(m)	Payment of Purchase Price – the Purchaser will pay the amount of the Purchase Price payable at the Closing to the Vendors in accordance with Section 3.2(a);

(n)
Transfer and Delivery of the Purchased Shares – concurrent with the execution of this Agreement, the Vendors will transfer and deliver to Stewart McKelvey, to be held in escrow, share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record as of the date of this Agreement. At Closing, the Vendors' Representative will direct Stewart McKelvey to transfer and deliver to the Purchaser the share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank and will take such steps as are necessary to cause the Company to enter the Purchaser or its nominees(s) upon the books of the Company as the holder of the Purchased Shares as of the Closing Date and to issue one or more share certificates to the Purchaser or its nominee(s) representing the Purchased Shares at Closing; and

(o)
Other Documents – the Vendors, the Purchaser and the Company will deliver such other documents as may be necessary to complete the transactions provided for in this Agreement, including the deliveries set forth in Article 7 and Article 8.

2.2	Place of Closing
The Closing will take place at the Closing Time at the offices of Osler, Hoskin & Harcourt LLP in the City of Toronto, remotely via the exchange of documents and signatures, or at such other place as may be agreed upon by the Parties.

2.3	Assignment of Restricted Rights

(a)
If at Closing there are any Restricted Rights in respect of which consents, approvals, waivers or reasonable modifications have not been obtained, then, following Closing, the Vendors will continue their efforts to obtain any necessary consents, approvals, waivers or reasonable modifications.

(b)	To the extent there are any consents, approvals, waivers or reasonable modifications outstanding at Closing, the Vendors will:

(i)
apply for and use all reasonable efforts to obtain all consents, approvals, waivers or reasonable modifications acceptable to the Purchaser acting reasonably. Nothing in this Section 2.3 will require the Company to make any payment to any other party in order to obtain such consents, approvals, waivers or reasonable modifications, and any such payments will be for the Vendors’ account; and

(ii)
take all such actions and do, or cause to be done, all such things at the request of the Purchaser as are reasonably necessary in order that the value and benefits of the applicable Restricted Rights are preserved and enure to the benefit of the Purchaser.

ARTICLE 3
PURCHASE PRICE

3.1	Purchase Price
Subject to Section 3.4, the aggregate amount payable by the Purchaser for the Purchased Shares (the “Purchase Price”), exclusive of all applicable sales and transfer taxes, is equal to:

(a)	$50 million; minus

(b)
any out-of-pocket expenses of the Company in excess of $50,000 related to this Agreement or the transactions contemplated hereby other than to the extent paid by the Vendors in accordance with Section 12.3; plus

(c)	the Earn-Out Amounts, if any, and
in no event will the total Purchase Price exceed $100 million.

3.2	Satisfaction of Purchase Price
The Purchaser will satisfy the Purchase Price as follows:

(c)	by paying to Stewart McKelvey, in trust, on behalf of the Vendors at the Closing Time $50 million (minus any expenses referred to in Section 3.1(b)); and

(d)	by paying the Earn-Out Amounts to the Vendors, if applicable, in accordance with Section 3.3.
The Purchase Price shall be paid to Stewart McKelvey, in trust, on behalf of each of the Vendors and will be distributed by Stewart McKelvey in accordance with a direction executed by each of the Vendors and in the proportions set forth in Schedule 3.2; for greater certainty, unless a direction is delivered by the Vendors’ Representative to the Purchaser providing for different instructions with respect to the payment of the Earn-Out Amounts, the Purchaser shall deliver the applicable Earn-Out Amounts to Stewart McKelvey, in trust, on behalf of the Vendors and such amounts will be distributed by Stewart McKelvey in accordance with a direction executed by each of the Vendors and in the proportions set forth in Schedule 3.2. The Purchaser shall have no responsibility or liability relating to the distribution of the Purchase Price by Stewart McKelvey to the Vendors.

3.3	Earn-out

(a)
2013 Earn-out Payment. If the Operating Earnings for the 12-month period ending December 31, 2013 equals or exceeds the Base Operating Earnings, the Purchaser will pay an Earn-Out Amount of $5,000,000 to the Vendors.

(b)
2014 Earn-out Payment. If the Operating Earnings for the 12-month period ending December 31, 2014 equals or exceeds the Base Operating Earnings, the Purchaser will pay an Earn-Out Amount of $5,000,000 to the Vendors.

(c)	2015 Earn-Out Amount.

(i)	“2015 Earn-Out Amount” means an amount calculated as:

(A)	[***] multiplied by a fraction:

(1)	the numerator of which is the Operating Earnings for the [***] period ending December 31, 2015, annualized (by multiplying such amount by [***]); and

(2)	the denominator of which is the Base Operating Earnings;
minus:

(B)	the amounts, if any, paid pursuant to Sections 3.3(a) and 3.3(b).

(ii)	If:

(A)	the 2015 Earn-Out Amount is a positive number, the Purchaser will pay to the Vendors an Earn-Out Amount equal to the lesser of:

(1)	the 2015 Earn-Out Amount; or

(2)	$50,000,000 minus the amounts, if any, paid pursuant to Sections 3.3(a) and 3.3(b); or

(B)
the 2015 Earn-Out Amount is a negative number, the Vendors will refund to the Purchaser the lesser of (i) the absolute value of the 2015 Earn-Out Amount (i.e. disregarding the negative) and (ii) the sum of the Earn-Out Amounts paid, if any, pursuant to Sections 3.3(a) and 3.3(b).

(d)
Questcor and the Company shall each cause the audit of the Company’s financial statements to occur for the four months ending December 31, 2012 and for each of the years ending December 31, 2013, 2014 and 2015 and shall use commercially reasonable efforts to have such audited statements completed within 45 days of the end of each of such fiscal years or as otherwise agreed to by Questcor and the Company acting reasonably. Within 15 days following the completion of the audit of the Company’s financial statements for the years ending December 31, 2012, 2013 and 2014, the Purchaser will provide to the Vendors' Representative a copy of the relevant financial statement of the Company together with a good faith calculation of a statement of the Operating Earnings in respect of the applicable year and in the case of the year ended December 31, 2012, the Operating Earnings for the 4-month period ending December 31, 2012 and the calculations used to determine whether amounts are payable pursuant to Sections 3.3(a) or 3.3(b) and within 15 days following the completion of the audit of the Company’s financial statements for the year ending December 31, 2015, the Purchaser will provide to the Vendors' Representative a copy of the relevant audited financial statement of the Company together with a good faith calculation of a statement of the Operating Earnings for the [***] period ending December 31, 2015 and the calculations used to determine the 2015 Earn-Out Amount (each, an “Earn-Out Calculation Statement”). The Earn-Out Calculation Statement shall set forth the Operating Earnings for the applicable period and shall be prepared in accordance with the provisions of this Agreement. Within 5 Business Days of any request by the Vendors’ Representative, the Purchaser will give the Vendors’ Representative and his accountants sufficient access to the books and records and working papers that the Company, the Purchaser and their accountants used in the preparation of the Earn-Out Calculation Statement that support each Earn-Out Calculation Statement; such information shall be provided to the Vendors’ Representative to enable him to evaluate the relevant Earn-Out Calculation Statements.

(e)
Subject to Section 3.3(f), within 30 days after delivery of an Earn-Out Calculation Statement referred to in Section 3.3(d) in respect of a particular period, the Purchaser or the Vendors, as applicable, will make any payment required by Sections 3.3(a), 3.3(b) or 3.3(c), as applicable. Any payment to be made to the Vendors shall be made in accordance with the payment instructions set forth in Section 3.2, unless the Vendors’ Representative provides alternative payment instructions in writing to the Purchaser within 15 days prior to the date the payment is due.

(f)
If the Vendors' Representative objects in good faith to any item of an Earn-Out Calculation Statement, the Vendors' Representative must so advise the Purchaser by delivering to the Purchaser a written notice (the “Earn-Out Objection Notice”) within 30 days after the Vendors' Representative has received the Earn-Out Calculation Statement, provided that the Purchaser has complied with any request by the Vendors’ Representative made pursuant to Section 3.3(d), failing which, absent fraud or intentional misrepresentation on the part of the Purchaser in connection with such Earn-Out Calculation Statement, the Vendors’ Representative shall lose its right to object to, and be deemed to have accepted, the Earn-Out Calculation Statement. The Earn-Out Objection Notice must set out the reasons for the Vendors’ Representative's objection as well as the amount in dispute and reasonable details of the calculation of such amount. The Vendors' Representative and the Purchaser will attempt to resolve through negotiations, which negotiations may be with or without prejudice at the election of Parties, all of the issues in dispute set out in any Earn-Out Objection Notice within 30 days of receipt of the Earn-Out Objection Notice by the Purchaser. Any issues in dispute not resolved within such 30 day period will be referred as soon as possible thereafter by the Vendors' Representative and the Purchaser to the Independent Auditor. The Independent Auditor will act as expert and not as arbitrator and will be required to determine the issues in dispute that have been referred to it as soon as reasonably practicable but in any event not later than 30 days after the date of referral of the dispute to it. In making its determination, the Independent Auditor will only consider the issues in dispute placed before it. The Vendors' Representative and the Purchaser will provide or make available all documents and information as are reasonably required by the Independent Auditor to make its determination. The determination of the Independent Auditor is final and binding on the Parties, and the Earn-Out Calculation Statement will be (or not be) adjusted in accordance with such determination. The fees and expenses of the Independent Auditor in acting in accordance with this Section 3.3(f) will be shared equally by the Purchaser and the Vendors, unless the Independent Auditor determines otherwise.

(g)
The Parties hereby agree that each Earn-Out Amount paid to the Vendors under this Section 3.3 will be treated as a deferred portion of the Purchase Price. The Parties agree to take this position on all Tax Returns and exercise their respective good faith efforts to argue for this result; but nothing contained in this Agreement is considered a guaranty or indemnity by any Party of this or any tax treatment with respect to the Earn-Out Amount.

(h)	In no event will the total Earn-Out Amounts exceed, in the aggregate, $50 million.

(i)
During the period covering the earn-out period contemplated by this Agreement: (i) each of Questcor and the Purchaser agrees that it will operate in good faith with respect to the Earn-Out Amounts and will not take and not cause the Company to take any action with the intent to reduce the Earn-Out Amount realizable by the Vendors; (ii) each of the Vendors agrees that, to the extent they are a part of Company's management, they will not operate the Company with the intent to maximize the Operating Earnings during the earn-out period contemplated by this Agreement in any manner that would be inconsistent with their fiduciary obligation to act in the best interest of the Company; (iii) Questcor and the Purchaser shall make good faith efforts to allow the Company to operate as a free-standing business consistent with the manner set out in the governance and management relationship letter between the Company and Questcor, dated as of the Closing (the “Governance Document”); and (iv) Questcor shall not (and shall cause its Affiliates not to) enter into any agreements or arrangements with the Company following the Closing Date providing for the Company to sell or supply the Questcor or its Affiliates with services or products at less than fair commercial rates. Furthermore, it is the intent of the parties that the Earn-Out Amounts will be based solely on the operations of the Company as it exists today and not include any operations of Company that are subsequently acquired from third parties, whether by merger, amalgamation or consolidation or acquisition, unless Questcor and the Vendors’ Representative mutually agree otherwise. Any disputes shall be resolved in accordance with sub-section (m) of this Section 3.3.

(j)
In the event Questcor (or any of its subsidiaries), in its sole discretion and without the approval by the Vendors’ Representative materially changes, proposes to materially change, or causes a material change to, the executive management, the business, accounting policies or methods, or operations (other than changes necessary in maintaining compliance, or bringing the Company into compliance, with applicable Law) of the Company from those in effect immediately prior to the Closing Date (any such material change or proposed material change, a “Change”), Questcor shall notify Vendors’ Representative in writing and if Vendors' Representative reasonably believes that any such Change is likely to decrease the amount of the Earn-Out Amount that the Vendors would have earned absent such Change, Vendors' Representative may give written notice (the “Change Notice”) to Questcor of such belief. In such event, Vendors' Representative and Questcor’s Chief Financial Officer shall meet within thirty (30) days following the receipt by Questcor of such Change Notice to discuss in good faith (which discussions may be with or without prejudice at the election of Parties): (i) whether the Change was in accordance with the principles as set out in the Governance Document, (ii) whether the Change is likely to decrease the amount of the Earn-Out Amount paid to Vendors and (iii) whether any adjustments to the calculations used to determine the Earn-Out Amount are necessary in order to restore the Vendors' ability to earn a comparable Earn-Out Amount that would have been earned by the Vendors absent such Change. If the Purchaser and Vendors' Representative disagree if or to the extent any adjustments are necessary, or the nature of such adjustments, the dispute shall be resolved in accordance with sub-section (m) of this Section 3.3.

(k)
In the event Questcor believes the management of the Company operated the Company with the intent to maximize the Operating Earnings during the earn-out period contemplated by this Agreement but failed to act in the best interest of the Company, Questcor shall notify Vendors' Representative in writing and Vendors' Representative and Questcor’s Chief Financial Officer shall meet to discuss in good faith (which discussions may be with or without prejudice at the election of Parties): whether (i) management of the Company operated the Company with the intent to maximize the Operating Earnings during the earn-out period contemplated by this Agreement but failed to act in the best interest of the Company, (ii) the failure is likely to increase the amount of the Earn-Out Amount paid to Vendors and (iii) any adjustments to the calculations used to determine the Earn-Out Amounts are necessary in order to reduce the Earn-Out Amount to an amount that would have been earned by Vendors absent such failure. If the parties disagree if or to the extent any adjustments are necessary, or the nature of such adjustments, the dispute shall be resolved in accordance with sub-section (m) of this Section 3.3.

(l)
Until the 2015 Earn-Out Amount, if any, has been paid, the Purchaser shall not amalgamate with the Company and no Change of Control shall occur without the consent of the Vendors’ Representative, acting on behalf of the Vendors, which consent shall not be unreasonably withheld, delayed or conditioned.

(m)
In the event of any controversy or dispute between the Parties hereto arising out of or relating to sub-sections (j) or (k) of this Section 3.3, if no resolution is reached within 30 days following the date on which one Party first notifies the other of his or its request that such a meeting be held, then, and in that event, the controversy or dispute shall be referred to and determined by final and binding arbitration before a single arbitrator pursuant to the International Commercial Arbitration Act, R.S.O. 1990 (Ontario) and the procedures set out in Schedule 3.3(m) to this Agreement. The seat of the arbitration shall be Ontario and the hearing shall be conducted in the City of Toronto.

(n)
Within 30 days of Closing, the Purchaser shall cause the Company to change its fiscal year end to December 31 and shall ensure that the Company’s fiscal year remains December 31 until at least January 1, 2016, unless the consent of the Vendors’ Representative is obtained to change to a different fiscal year, which consent shall not be unreasonably withheld, delayed or conditioned.

3.4	Purchase Price Adjustments
Notwithstanding anything else in the Agreement the Purchase Price is reduced by (i) the amount of any third party funding that the Company may be required to re-pay due to the failure to obtain the consent or consents relating to the agreements referenced in paragraph 1 of Section 4.8 of the Disclosure letter, which amount, if any, shall be held back by Purchaser pending the Vendors obtaining such consent or consents prior to the Company being required to make (and actually making) such repayment, and (ii) the amount of any indemnity claims paid to the Purchaser pursuant to Article 11.

3.5	Payments
Any payment required to be made by the Purchaser to the Vendors will be made by wire transfer of immediately available funds to Stewart McKelvey, in trust. Any payment required to be made by the Vendors to the Purchaser shall be made by wire transfer of immediately available funds to a bank account designated in writing by the Purchaser. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under any provision of any Tax Law. To the extent that amounts are so withheld or deducted by the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Purchaser.

3.6	Tax Election
The Parties agree that the consideration for the agreement by the Vendors not to compete in accordance with the terms of the non-competition agreement referenced in Articles 7 and 8 hereof (the “Non-Compete Covenant”) is included in the Purchase Price for the Purchased Shares. In accordance with the requirements of the Income Tax Act (Canada), the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, the Vendors and the Purchaser shall make and file, in a timely manner, a joint election(s) under subsection 56.4(3)(c) of the Income Tax Act (Canada), and any equivalent or corresponding provision under applicable provincial or territorial tax legislation to not have the rules in subsection 56.4(2) and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply in respect of the Non-Compete Covenant. The Parties shall prepare and file their respective tax returns in a manner consistent with subsection 56.4(9). If a Party fails to file its tax returns in such manner, it shall indemnify and save harmless the other Parties in respect of any resulting taxes and legal and accounting expenses paid or incurred by the other Party.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE VENDORS AND THE COMPANY
The Vendors and the Company jointly and severally represent and warrant to the Purchaser the matters set out below, subject to such exceptions as are specifically disclosed in the disclosure letter from the Vendors addressed to the Purchaser and dated as of the date of this Agreement, and as of the Closing, as though made at the Closing (except where a representation or warranty is made herein as of a specified date, as of such date) (the "Disclosure Letter").

4.1	Incorporation and Corporate Power of the Company and its Subsidiaries
The Company is a corporation duly incorporated and validly existing under the laws of Prince Edward Island and has all necessary corporate power, authority and capacity to own its assets and to carry on its business as presently conducted. Each of the Subsidiaries is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own its assets and to carry on its business as presently conducted.

4.2	Registration
Neither the nature of the Company’s business nor the location or character of the assets owned or leased by the Company requires it to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction other than in the Province of Prince Edward Island where it is duly registered, licensed or otherwise qualified for such purpose and other than jurisdictions where the failure to be so registered, licensed or otherwise qualified does not have a Material Adverse Effect. Neither the nature of its business nor the location or character of the assets owned or leased by any of the Subsidiaries requires it to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction other than jurisdictions where the relevant Subsidiary is duly registered, licensed or otherwise qualified for such purpose and other than jurisdictions where the failure to be so registered, licensed or otherwise qualified does not have a Material Adverse Effect.

4.3	Residence of the Vendors
Other than Earl Duffy, none of the Vendors is a non-resident of Canada for the purposes of the Income Tax Act (Canada).

4.4	Subsidiaries
The Subsidiaries listed in Section 4.4 of the Disclosure Letter are all of the Subsidiaries of the Company. The Company is the sole registered and beneficial owner of all of the issued and outstanding shares in the capital of each of the Subsidiaries, free and clear of all Encumbrances. Except as disclosed in Section 4.4 of the Disclosure Letter, the Company does not own, or have any interest in any shares or have an ownership interest in any other Person other than its shareholdings in the Subsidiaries.

4.5	Status of the Vendors and Right to Sell

(a)
The Vendors are, together, the sole registered owners and, other than the beneficiaries under the 2012 BV Employee Share Ownership Trust, the sole beneficial owners of the Purchased Shares free and clear of all Encumbrances.

(b)
Each Vendor has the exclusive right to dispose of the Purchased Shares as provided in this Agreement and such disposition will not violate, contravene, breach or offend against or result in any default under any Contract, charter, share term provision, by-law provision, trust document, Order, judgment, decree, licence, permit or Law, to which the Vendors are a party or subject or by which the Vendors are bound or affected.

(c)	The Purchased Shares are not subject to the terms of any shareholder agreement, other than those disclosed in Section 4.5 of the Disclosure Letter.

4.6	Capitalization
Section 4.6 of the Disclosure Letter sets forth the authorized and issued share capital of the Company and the Subsidiaries and a true, correct and complete list of all the Company's and each Subsidiaries' shareholders and the number of shares owned by each shareholder. All of the Purchased Shares and all of the shares in the Subsidiaries have been duly and validly issued and are outstanding as fully paid and non-assessable shares. No options, warrants or other rights to purchase shares or other securities of the Company or any of the Subsidiaries and no securities or obligations convertible into or exchangeable for shares or other securities of the Company or any of the Subsidiaries have been authorized or agreed to be issued or are outstanding.

4.7	Due Authorization and Enforceability of Obligations
The Vendors and the Company have all necessary power, authority and capacity to enter into this Agreement and to carry out their respective obligations under this Agreement. This Agreement constitutes, and each other agreement to be executed by the Vendors or the Company in connection with the Closing will constitute, a valid and binding obligation of the Vendors or the Company, as the case may be, enforceable against them in accordance with its terms.

4.8	Absence of Conflicts
Except for the Restricted Rights that are listed at Section 4.8 of the Disclosure Letter, neither the Company nor any of the Subsidiaries is a party to, bound or affected by or subject to any:

(a)	Contract;

(b)	charter, by-law or share term provision; or

(c)	Laws or Governmental Authorizations,
that would be violated, breached by, or under which default would occur or an Encumbrance would be created, or in respect of which the obligations of the Company or any of the Subsidiaries will increase or the rights or entitlements of the Company or any of the Subsidiaries will decrease or any obligation on the part of the Company or any of the Subsidiaries to give notice to any Governmental Authority will arise, as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement. Except as disclosed in, or pursuant to, the provisions of this Agreement, Section 4.8 of the Disclosure Letter or in the ordinary course of business, there has been no sale, assignment, subletting, licensing or granting of any rights in or other disposition of or in respect of any of the Company’s or any of the Subsidiaries' assets or any granting of any Contract or right capable of becoming an agreement or option for the purchase, assignment, subletting, licensing or granting of any rights in or other disposition of any of such assets.

4.9	Regulatory Approvals

(a)
No approval, Order, consent of or filing with any Governmental Authority is required other than consents from any Governmental Authorities as set out on Schedule 7.3 and other than notices to any Governmental Authorities as set out in Section 4.43 of the Disclosure Letter on the part of the Company or any of the Subsidiaries, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Vendors’ obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

(b)
Neither the book value of the assets of the Company (including assets of entities controlled by the Company), nor the gross revenues from sales in or from Canada generated from such assets, exceed $77 million, in each case calculated in accordance with the Competition Act (Canada) and the regulations enacted thereunder.

4.10	Investment Canada Act (Canada)
Neither Company nor any of the Subsidiaries is engaged in any of the activities described in section 14.1(5) of the Investment Canada Act (Canada).

4.11	Financial Statements
The Financial Statements are set forth in Section 4.11 of the Disclosure Letter and have been made available to the Purchaser. Except as set forth in Section 4.11 of the Disclosure Letter, the Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding period and present fairly:

(a)	all of the assets, liabilities and financial position of the Company and its Subsidiaries on a consolidated basis as at August 31, 2012; and

(b)	the sales, earnings, results of operation and changes in financial position of the Company and its Subsidiaries on a consolidated basis for the 12-month period ended August 31, 2012.
The Company maintains internal accounting controls sufficient to provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that its assets are used in accordance with the Company's management directives; (ii) transactions are executed with management's authorization; (iii) transactions are recorded as necessary to permit preparation of the Financial Statements of the Company and to maintain accountability for the Company's assets; and (iv) Accounts Receivable, notes and other receivables and work in process Inventories are recorded accurately, and proper and adequate procedures are implemented to effect the collection of Accounts Receivable, notes and other receivables on a current and timely basis. The reserves and Accrued Liabilities disclosed on or reflected in the Financial Statements and the Books and Records, are recorded in amounts equal to the liabilities in respect of which they have been established.

4.12	Absence of Undisclosed and Contingent Liabilities
Neither the Company, nor any of the Subsidiaries has incurred any liabilities (whether accrued, absolute, contingent or otherwise) that continue to be outstanding including any guarantee, surety or indemnity in respect of indebtedness, or other obligations, of any Person, or any other commitment by which the Company is, or is contingently, responsible for such indebtedness or other obligations, except (a) as disclosed in the Financial Statements; (b) as disclosed on Section 4.12 of the Disclosure Letter; or (c) as incurred in the ordinary course of business.

4.13	Absence of Changes and Unusual Transactions
Since the date of the Balance Sheet:

(a)	there has not been any Material Adverse Effect;

(b)
there has not been any damage, destruction, loss, virus or denial of service attack, Information Technology failure, labour dispute, organizing drive, application for certification or other event, development or condition of any character (whether or not covered by insurance) that has a Material Adverse Effect;

(c)	there has not been any change in the level or value of Inventories outside the ordinary course of business of the Company or of any of the Subsidiaries;

(d)
neither the Company, nor any of the Subsidiaries have transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Balance Sheet or cancelled any debts or entitlements except, in each case, in the ordinary course of business;

(e)
neither the Company, nor any of the Subsidiaries have discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Balance Sheet and liabilities incurred since the date of the Balance Sheet in the ordinary course of business;

(f)
neither the Company, nor any of the Subsidiaries have suffered an operating loss or any unusual or extraordinary loss, waived or omitted to take any action in respect of any rights, or entered into any commitment or transaction not in the ordinary course of business where such loss, rights, commitment or transaction is or would be material in relation to the Company;

(g)
other than annual general salary increases made on or about November 1, 2012 and bonuses and profit sharing payments made on or about November 22, 2012, all as set out in Section 4.32(a) of the Disclosure Letter, neither the Company, nor any of the Subsidiaries have granted any bonuses, whether monetary or otherwise, or made any general wage or salary increases in respect of its Employees or changed the terms of employment for any Employee or entered into a written contract with any Employee;

(h)
neither the Company, nor any of the Subsidiaries have (i) made any material amendments to any Benefit Plan; (ii) established or promised to establish any additional benefit plans which would be considered to be a Benefit Plan once created; or (iii) changed or improved or promised to change or improve the benefits provided under any Benefit Plan;

(i)	neither the Company, nor any of the Subsidiaries have hired or dismissed any senior Employees or hired or dismissed more than 20 Employees;

(j)
except in the ordinary course of business or as set out in Section 4.13(j) of the Disclosure Letter, neither the Company, nor any of the Subsidiaries have, directly or indirectly, engaged in any transaction, made any loan or entered into any arrangement with any officer, director, partner, shareholder, Employee (whether current or former or retired), consultant, independent contractor or agent of the Company or any of the Subsidiaries;

(k)	neither the Company, nor any of the Subsidiaries have, except for Permitted Encumbrances, created or permitted to exist any Encumbrance affecting any of its assets or Real Property;

(l)	except in the ordinary course of business, neither the Company, nor any of the Subsidiaries have changed the manner of billing of, or the credit lines made available to, any of its customers;

(m)
other than monthly dividends paid to Lauren Holdings Inc., neither the Company, nor any of the Subsidiaries have, directly or indirectly, declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its shares and has not, directly or indirectly, purchased or otherwise acquired any of its shares; and

(n)	neither the Company, nor any of the Subsidiaries have authorized, agreed or otherwise become committed to do any of the foregoing.

4.14	Non-Arm’s Length Transactions
No director or officer, former director or officer, shareholder or Employee of, or any other Person not dealing at arm’s length with the Company or any of the Subsidiaries or the Vendors is engaged in any transaction or arrangement with or is a party to a Contract with, or has any indebtedness, liability or obligation to, the Company or any of the Subsidiaries, except as set out in Section 4.14 of the Disclosure Letter or for employment arrangements with Employees, the terms of which are disclosed in Section 4.32 of the Disclosure Letter.

4.15	No Joint Venture Interests or Strategic Alliances
Except as set out in Section 4.15 of the Disclosure Letter, neither the Company nor any of the Subsidiaries is a party to any material strategic alliance or co-operative agreement and is not a partner, beneficiary, trustee, co-tenant, joint-venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking and neither the Company nor any of the Subsidiaries have any significant investment interests in any business owned or controlled by any third party.

4.16	Major Suppliers and Customers
Section 4.16 of the Disclosure Letter sets forth a comprehensive listing of each supplier of goods and services to, and each customer of, the Company or any of the Subsidiaries to whom the Company and the Subsidiaries paid or billed in excess of $50,000 in the aggregate during the 12-month period ending August 31, 2012, together with, in each case, the amount so billed or paid. Since September 1, 2011, there has been no termination or material adverse modification or change in the business relationship with any such supplier or customer. No such supplier or customer has informed the Vendors of any intention to change its relationship or the terms upon which it conducts business with the Company or any of the Subsidiaries as a result of a sale of the Company (by change of control or otherwise). There is not currently any dispute pending, or to the knowledge of the Vendors, threatened, between the Company or any of the Subsidiaries and any such customer or supplier.

4.17	Sufficiency of Assets
The Real Property, Real Property Leases, Tangible Personal Property, Equipment Contracts, Appurtenances, Accounts Receivable, Intellectual Property, Technology, Environmental Approvals, Governmental Authorizations, Improvements, Inventories of the Company and the Subsidiaries and equipment of customers of the Company or any of its Subsidiaries located on the Real Property for use by the Company or any of its Subsidiaries, which equipment is listed in Section 4.17 of the Disclosure Letter, are sufficient for the continued conduct of the Company’s and the Subsidiaries' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

4.18	Title to Certain Assets
Except with respect to Intellectual Property, Technology and Real Property, each of the Company and the Subsidiaries are the sole legal and beneficial and (where its interests are registrable) the sole registered owners of all of its assets and interests in its assets, with good and valid title, free and clear of all Encumbrances other than Permitted Encumbrances.

4.19	Condition of Certain Assets
The Tangible Personal Property is in good condition, repair and (where applicable) proper working order, having regard to its use and age and such assets have been properly and regularly maintained. All leases of Tangible Personal Property are in full force and effect unamended and have been made available to the Purchaser. All such leases are in good standing and there are no outstanding defaults on the part of the Company or any of the Subsidiaries or, to the knowledge of the Vendors, on the part of any other party thereto. All Tangible Personal Property of the Company or any of the Subsidiaries is used, operated, maintained and functions in accordance with all applicable Laws.

4.20	Location of the Assets
All of the assets of the Company and the Subsidiaries are located on the Real Property.

4.21	Inventories

(a)
All Inventories are valued on the books of the Company and the Subsidiaries in accordance with GAAP at the lower of average cost or net realizable value. Inventories of finished goods are saleable and all other Inventories are merchantable or usable and all Inventories are in quantities usable or saleable in the ordinary course of business prior to the date hereof, except as reserved for in the Balance Sheet. The Inventory levels have been maintained at the amounts required for the operations of the Company and the Subsidiaries as previously conducted and such Inventory levels are adequate for such operations. The Inventories of finished goods conform in all respects with their respective specifications and all published representations and warranties and have been, where required, tested, manufactured, processed, packaged, labelled, and stored in accordance with the requirements of applicable GMPs. The Company does not have knowledge of any supply issues, pending or threatened, that would prohibit the Company or any of the Subsidiaries from obtaining the Inventories necessary to carry on the business in the ordinary course.

(b)
All inventories owned by customers of the Company that are located or stored at the Real Property are stored and segregated properly and in accordance with the terms of any agreement between the Company and such customers, and the Company maintains policies of insurance that will cover any losses associated with such inventories.

4.22	Collectability of Accounts Receivable
All Accounts Receivable are recorded in the financial records of the Company and the Subsidiaries. Except as set out in Section 4.22 of the Disclosure Letter, the Accounts Receivable are good and collectible at the aggregate recorded amounts, except to the extent of any reserves and allowances for doubtful accounts provided for such Accounts Receivable in the Books and Records, and are not subject to any defence, counterclaim or set off. The Accounts Receivable reflected on the Balance Sheet have arisen from bona fide transactions in the ordinary course of the business of the Company and the Subsidiaries and are valid obligations of the respective makers thereof consistent with past practice, are not subject to any pledge, dispute, defence, set-off or other Claim and are collectable in the ordinary course consistent with past practice, net of reserves shown on the Balance Sheet, and no further goods or services must be provided in order to complete the sales and to entitle the Company or any of the Subsidiaries to collect. Except for Permitted Encumbrances, none of such Accounts Receivable have been pledged or assigned to any other Person.

4.23	Government Grants
Section 4.23 of the Disclosure Letter sets forth a complete list of all Contracts or agreements relating to grants or other forms of assistance, including loans received by the Company or any of the Subsidiaries, from any Governmental Authority.

4.24	Business in Compliance with Law
The operations of the Company and the Subsidiaries have been and are now conducted in compliance with all Laws of each jurisdiction the Laws of which have been and are now applicable to the business or products of, or products produced by, the Company or any Subsidiary, including any such Laws enforced by Health Canada, the U.S. Food and Drug Administration and comparable foreign Governmental Authorities including applicable GMPs and neither the Company, nor any of the Subsidiaries have received any notice of any alleged violation of any such Laws. The Company and the Subsidiaries have developed and implemented corporate policies and procedures designed to provide for compliance in all material respects with applicable Laws and have complied with such policies and procedures in all material respects. Except as set forth in Section 4.24 of the Disclosure Letter or as related to workers’ compensation matters, there are no, and there have not during the last five years been any, adverse or negative past performance evaluations or ratings by any Governmental Authority relating to the business or products of the Company and the Subsidiaries that have been communicated to the Company or any of the Subsidiaries. Since January 1, 2007, there has not been, nor is there currently under consideration by the Company, or to the knowledge of the Company, any supplier, third-party manufacturer, finished product manufacturer, component manufacturer, vendor, agent, or distributor of any product for the Company, or to the knowledge of the Company, any Government Authority, any recall, market withdrawal, product correction, stock recovery, safety alert or other warning or notice that any product designed, manufactured, marketed, sold, leased, licensed or delivered with respect to the Company’s business or products is defective or unsafe or fails to meet any regulations or standards promulgated or issued by any Government Authority (whether voluntary or involuntary or whether at the request of a Government Authority or at the direction of the Company). Since January 1, 2007, to the knowledge of the Company, no event has occurred and no circumstances exist that (with or without notice or lapse of time) would reasonably be expected to result in any such liability or recall, withdrawal, product correction, stock recovery, safety alert or other warning or notice.

4.25	Governmental Authorizations
Section 4.25 of the Disclosure Letter sets forth a complete list of the Governmental Authorizations, other than the Environmental Approvals that are listed in Section 4.30 of the Disclosure Letter, and, except for certain portions of such Governmental Authorizations which have been redacted to protect customer proprietary information, true and complete copies of such authorizations have been delivered or made available to the Purchaser. The Governmental Authorizations listed in Section 4.25 and 4.30 of the Disclosure Letter are all the authorizations required by the Company and the Subsidiaries to enable it to carry on its businesses in compliance with all Laws. Such Governmental Authorizations are valid, in full force and effect in accordance with their terms, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation or default of any such Governmental Authorization or that gives others any right of termination, amendment or cancellation of any such Government Authorizations or that gives rise to an obligation on the part of the Company or any of the Subsidiaries to undertake or bear any cost. No proceedings are pending or, to the knowledge of the Vendors, threatened and no event has occurred or facts exist that could result in their revocation, cancellation, non-renewal, adverse modification or limitation and all steps have been taken and filings made on a timely basis with respect to each Governmental Authorization and its renewal. The Company and its Subsidiaries are in compliance with all material respects with the terms of the Governmental Authorizations. The Vendors have made available to the Purchaser all warning letters, inspection and audit reports and similar written correspondence relating to any Governmental Authorizations received from Health Canada or comparable foreign Governmental Authority, all internal assessments and audit reports generated by the Company as a result of correspondence by Governmental Authorities, and any responses relating to the Company's compliance or non-compliance with the Governmental Authorizations. Neither the Company, nor to the knowledge of the Company, any of its Employees has been or, as of the date hereof, is the subject of a notice, action or proceeding that has subjected or could reasonably subject the Company to permissive or mandatory disqualification, debarment or exclusion by any Governmental Authority from participation in federal (Canadian or U.S.) healthcare programs, and no such disqualification, debarment, suspension, or exclusionary claims, actions, proceedings or investigations are pending or, to the knowledge of the Company, threatened against any of it.

4.26	Intellectual Property

(a)
Section 4.26(a) of the Disclosure Letter sets forth a complete list and a brief description of all Intellectual Property that has been registered, or for which applications for registration have been filed, by or on behalf of the Company or any of the Subsidiaries.

(b)
The Company manufactures products using proprietary and customer processes. All Contracts relating to any of the Intellectual Property material to the business of the Company have been made available to the Purchaser and are in full force and effect and no default exists on the part of the Company or any of the Subsidiaries or, to the knowledge of the Company or any of the Subsidiaries, on the part of the other parties thereto.

(c)
Section 4.26(c) of the Disclosure Letter sets forth a complete list and brief description of the Intellectual Property of which the Company or any of the Subsidiaries licenses in and pays a royalty. The Company uses proprietary customer Intellectual Property provided to the Company by its customers to manufacture their products. The Company and the Subsidiaries are using or holding the Intellectual Property of which it is not the sole beneficial and registered owner with the consent of or a licence from the owner of such Intellectual Property, all of which such consents or licences have been made available to the Purchaser and are in full force and effect and no default exists on the part of the Company or any of the Subsidiaries or, to the knowledge of the Company, on the part of any of the parties thereto.

(d)	Except as disclosed in Section 4.26(d) of the Disclosure Letter:

(i)
all of the Intellectual Property owned by the Company is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in its abandonment, cancellation or unenforceability;

(ii)	all Intellectual Property owned by the Company consisting of issued registrations, or in the case of inventions, issued patents, is valid and enforceable;

(iii)
there are no Claims by the Company or any of the Subsidiaries relating to breaches, violations, infringements or interferences with any of the Intellectual Property by any other Person and the Company has no knowledge of any facts upon which such a Claim could be based;

(iv)	to the Company’s knowledge no other Person is using any of the Intellectual Property so as to breach, violate, infringe or interfere with the rights of the Company or any of the Subsidiaries;

(v)
to the Company’s knowledge the carrying on of the Company’s and any of the Subsidiaries' business and the use, possession, reproduction, distribution, sale, licensing, sublicensing or other dealings involving any of the Intellectual Property does not breach, violate, infringe or interfere with any rights of any other Person; and

(vi)
the Intellectual Property does not include any Intellectual Property in respect of which any of the Company’s or any of the Subsidiaries' officers, Employees or consultants have any rights. All current and former officers, Employees and consultants have assigned in writing all of their rights in the Intellectual Property either to the Company or to any of the Subsidiaries and have waived in writing any moral rights that they may hold in any assets consisting of copyrighted works.

4.27	Equipment Contracts
Section 4.27 of the Disclosure Letter sets forth a complete list of all Equipment Contracts, which have been made available to the Purchaser, together with a description of the Tangible Personal Property to which the Equipment Contracts relate. The Equipment Contracts listed in Section 4.27 of the Disclosure Letter are all those used to earn the revenue shown on the Financial Statements. All of the Equipment Contracts are in full force and effect unamended, and there are no outstanding defaults (or events that would constitute a default with the passage of time or giving of notice or both) under the Equipment Contracts on the part of the Company or any of the Subsidiaries or, to the knowledge of the Vendors, on the part of any of the other parties thereto. The interests of the Company and the Subsidiaries under each of the Equipment Contracts is held free and clear of any Encumbrance except Permitted Encumbrances, and all payments due under the Equipment Contracts have been duly and punctually paid.

4.28	Owned Real Property

(a)	Section 4.28(a) of the Disclosure Letter sets forth a complete list of the Owned Real Property in each case by reference to the owner, municipal address and legal description.

(b)	Except as disclosed in Section 4.28(b) of the Disclosure Letter:

(vii)
the Company or the named Subsidiary, as the case may be, is the legal and beneficial owner of the Owned Real Property in fee simple, with good and marketable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances; and

(viii)	there are no Contracts that affect or relate to the title to, or ownership, operation or management of, the Owned Real Property.

(c)
The lands owned by the Company and the Subsidiaries and the buildings and other structures located thereon and the use, operation and maintenance thereof as now used, operated and maintained, comply with all applicable Laws. None of the buildings or other structures encroaches upon any lands not owned by the Company, and there is no encroachment onto such lands by buildings or other structures from any adjoining lands. There are no restrictive covenants, municipal by-laws or other laws or regulations that in any way, individually or in the aggregate, cause a Material Adverse Effect on the use of the lands, buildings or structures for the purposes for which they are currently being used, or that restrict the use of such lands, buildings or other structures so that they cannot lawfully be used for the purposes for which they are currently being used.

4.29	Leased Real Property

(a)
Section 4.29(a) of the Disclosure Letter sets forth a complete list of the Leased Real Property and details for each Leased Real Property including: (i) municipal address; (ii) legal description; (iii) area of premises; (iv) a description of all relevant documents (including amendments, extension notices, registered notices, non-disturbance agreements) including details of parties thereto and dates of documents; and (v) details of annual rent payable, applicable discounts or premiums associated therewith, current terms, renewal rights and security deposits or prepaid rent. The Company has heretofore delivered or made available to the Purchaser true, correct and complete fully executed copies of all written leases of the Leased Real Property, including all material modifications, amendments and supplements thereto and waivers thereunder.

(b)
Except as disclosed in Section 4.29(b) of the Disclosure Letter, the Real Property Leases have not been altered or amended and are in full force and effect. There are no Contracts between the landlord and tenant, or sublandlord and subtenant, or other relevant parties relating to the use and occupation of the Leased Real Property, other than as contained in the Real Property Leases.

(c)
There are no outstanding defaults (or events that would constitute a default with the passage of time or giving of notice or both) under the Real Property Leases on the part of the Company or any of the Subsidiaries or, to the knowledge of the Vendors, on the part of any other party to such Real Property Leases.

(d)	All interests held by the Company or any of the Subsidiaries as lessee or occupant under the Real Property Leases are free and clear of all Encumbrances other than Permitted Encumbrances.

(e)	Neither the Company nor any of the Subsidiaries have any option, right of first refusal or other right relating to the Leased Real Property, other than as set out in the Real Property Leases.

(f)	Neither the Company, nor any of the Subsidiaries have waived, or omitted to take any action in respect of any material rights under any of the Real Property Leases.

4.30	Real Property Generally

(a)
True and complete copies of: (i) deeds, any title insurance policies, any certificates of title, title opinions, any summaries or memoranda relating to title to the Real Property, (ii) any appraisals, valuations or other information evidencing the assessed value and/or market value of the Real Property, (iii) any surveys, real property reports, reference plans, aerial photographs, site plans, (iv) any reports or findings relating to building inspections, roof conditions, structural elements, services or other physical conditions of the Improvements and Real Property, (v) reports or summaries relating to the proposed 2013 capital expenditure budgets or programs, (vi) materials evidencing Encumbrances and Appurtenances, and (vii) materials relating to work orders, notices or violation or deficiency notices affecting the Real Property, in each case within the possession or control of the Company and/or its Subsidiaries, have been delivered or made available to the Purchaser.

(b)	The Improvements are in good condition, repair and proper working order, having regard to their use and age and such assets have been properly and regularly maintained.

(c)
Each Owned Real Property has direct legal access to a municipal right-of-way and the Company and the Subsidiaries otherwise have such rights of entry and exit to and from the Real Property as are reasonably necessary to carry on the business of the Company and the Subsidiaries upon the Real Property.

(d)
No Person has any right to purchase, option to purchase, right of first refusal or other rights with respect to any of the Real Property other than the Purchaser pursuant to this Agreement, and no Person other than the Company or a Subsidiary is using or has any right to use, or is in possession or occupancy of, any part of such Real Property.

(e)
Neither the Company, nor any of the Subsidiaries have entered into any agreement to sell, transfer, encumber, or otherwise dispose of or impair the right, title and interest of the Company or any of the Subsidiaries in and to the Real Property or the air, density and easement rights relating to the Real Property, except Permitted Encumbrances and as set out in Section 4.31 of the Disclosure Letter.

(f)
Neither the Company, nor any of the Subsidiaries have received any notification of and the Vendor has no knowledge of, any outstanding or incomplete work orders, deficiency notices or other current non-compliance with Laws relating to any of the Real Property.

(g)
The current uses of the Real Property are permitted under current zoning and land use regulations and Laws. None of the Company or any of the Subsidiaries has made application for any minor variance or amendments to zoning by-laws or official plans in respect of the Real Property and the Vendor has no knowledge of any proposed or pending changes to any zoning regulation or official plan affecting the Real Property.

(h)
No part of the Real Property is subject to any building or use restriction that restricts or would restrict or prevent the use and operation of the Real Property as it has been used or operated in the ordinary course in the past by the Company and the Subsidiaries or is located in a flood plain or is subject to flooding.

(i)	No Improvements encroach on real property not forming part of the Real Property and no buildings, structures or other improvements on adjoining lands encroach upon the Real Property.

(j)	The Vendor has no knowledge of any expropriation or condemnation or similar proceeding pending or threatened against the Real Property or any part of the Real Property.

(k)
Subject to statutory hold backs required by Law and except for the construction of Improvements now underway, all accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any Improvements have been fully paid and no one is entitled to claim a lien under applicable construction lien Laws or other similar legislation for such work performed by or on behalf of the Company or any of the Subsidiaries.

(l)
The Real Property is fully serviced (including water, storm and sanitary sewer and electrical service) to a level sufficient to permit the operation of the business of the Company and the Subsidiaries to be carried on after Closing as it has been carried on in the ordinary course by the Company and the Subsidiaries. Except as set out in Section 4.31(l) of the Disclosure Letter, all municipal levies, local improvements, imposts and permit fees due and payable prior to the Closing Date have been or shall be paid by the Company and the Subsidiaries as at the Closing Date.

(m)
There are no outstanding defaults (or events which would constitute a default with the passage of time or giving of notice or both) under the Permitted Encumbrances on the part of the Company or any of the Subsidiaries or on the part of any other party to such Permitted Encumbrances.

(n)
All Appurtenances necessary for the continued use and operation of the Real Property as it has been used by the Company or any of the Subsidiaries in the ordinary course in the past, are listed in Section 4.30 of the Disclosure Letter and none of the Contracts creating or governing such Appurtenances require the consent of any other party to the transactions contemplated by this Agreement.

(o)
There are no matters affecting the right, title and interest of the Company or any of the Subsidiaries in and to the Real Property which, in the aggregate, would materially and adversely affect the ability of the Company or any of the Subsidiaries after the Closing Date to carry on the business upon the Real Property as it has been carried on in the ordinary course by the Company and the Subsidiaries.

4.31	Environmental Matters

(a)
All Environmental Approvals have been obtained, are valid and in full force and effect, have been and are being complied with, and there have been and are no applications made or proceedings commenced or threatened to revoke, suspend, amend or alter any Environmental Approval. Section 4.31 of the Disclosure Letter sets forth a complete list of such Environmental Approvals and true and complete copies of all such approvals have been delivered or made available to the Purchaser. Where required by Law, true and complete copies of all such approvals are located at the operating site to which the approval relates. Neither the Company nor any of the Subsidiaries have received any notice of any intention to revoke, suspend, amend or alter any Environmental Approval and there are no circumstances that exist that could result in the revocation, suspension, amendment or alteration of any Environmental Approval.

(b)
All operations of the Company and the Subsidiaries have been and are now in compliance with all Environmental Laws and any future Environmental Laws that, to the knowledge of the Vendors, are presently planned or proposed by any Governmental Authority and that could reasonably be expected to have a Material Adverse Effect. Neither the Company, nor any of the Subsidiaries have received any notice of any alleged violation of such Laws. Any Release by the Company or any of the Subsidiaries of any Hazardous Substance into the Environment complied and complies with all Environmental Laws. The Company and the Subsidiaries have developed and implemented corporate policies and procedures designed to provide for compliance in all material respects with applicable Environmental Laws and have complied with such policies and procedures in all material respects. There are no, and there have not during the last five years been any, adverse or negative past performance evaluations or ratings by any Governmental Authority in relation to Environmental Laws relating to the business or products of the Company or any of the Subsidiaries that have been communicated to the Company or any of the Subsidiaries.

(c)
None of the Company, the Subsidiaries or any of their respective operations or any Real Property has been or is now the subject of any Environmental Order, nor do the Vendors have any knowledge of any investigation or evaluation commenced or threatened as to whether any such Environmental Order is necessary nor has any threat of any such Environmental Order been made. Neither the Company, nor any of the Subsidiaries has received any notice of any Environmental Order or any notice of intention to issue an Environmental Order nor are there any circumstances that could reasonably be expected to result in the issuance of any such Environmental Order.

(d)
Neither the Company nor any of the Subsidiaries is currently being prosecuted for and has been prosecuted for or convicted of any offence under any Environmental Law, nor has the Company or any of the Subsidiaries been found liable in any proceeding or been required by any Environmental Order to pay any fine, penalty, damages, costs, expenses, amount or judgment to any Person as a result of any Release or threatened Release or as a result of the breach or contravention of any Environmental Law, and there is no basis for any such proceeding or action. Neither the Company, nor any of the Subsidiaries has received any Claim, summons or charge or any notice of any violation or Claim under or alleging any contravention of any Environmental Law or any notice of any intention to issue any Claim, summons, charge or notice of violation or contravention of any Environmental Law.

(e)
No part of the Real Property or of any of the assets of the Company or any of the Subsidiaries or of any property currently or formerly owned, leased, used or occupied by or currently or formerly under the charge, management or control of the Company or any of the Subsidiaries has ever been used by the Company or any of the Subsidiaries as a landfill or for the disposal or deposit of waste. To the knowledge of the Vendors, no part of the Real Property or of any of the assets of the Company or any of the Subsidiaries or of any property currently or formerly owned, leased, used or occupied by or currently or formerly under the charge, management or control of the Company or any of the Subsidiaries has ever been used by any other Person as a landfill or for the disposal or deposit of waste.

(f)
To the knowledge of the Company, there are no rare or endangered species or any other species that is considered extinct, endangered, rare or at risk or any habitat of any such species present at the Real Property, any part of the Real Property or any other of the assets of the Company or the Subsidiaries or any property currently used or occupied by or under the charge, management or control of the Company or any of the Subsidiaries.

(g)
A list of all material environmental audits, data and studies (including any environmental site assessment or investigation) conducted in the last 3 years relating to the Company and the Subsidiaries have been delivered or made available to the Purchaser.

(h)	Any Hazardous Substances present at the Real Property are stored and used in compliance with all Environmental Laws applicable to the Company and the Real Property.

(i)
Except for the possibility that unintended or accidental discharges, spills or other releases of Hazardous Substances stored, used or handled at the Real Property may occur in the future, and except in circumstances where the Hazardous Substances are not handled in accordance with generally accepted industry standards (the Vendors hereby representing that they have no knowledge of any such circumstances) the Hazardous Substances that are present in, on, at or under any of the Real Property or any other assets of the Company or of any of the Subsidiaries or any property currently or previously owned, leased, used or occupied by or currently or formerly under the charge, management or control of the Company (including underlying soils and substrata, vegetation, surface water and groundwater): (i) could not reasonably be expected to result in or form the basis for the issuance of an Environmental Order or a Claim under Environmental Laws; (ii) do not exceed decommissioning or remediation standards under any applicable Environmental Laws or standards published or administered by the Governmental Authority responsible for establishing or applying such standards; (iii) could not reasonably be expected to adversely effect, either directly or indirectly, the natural, physical, chemical or biological quality of the environment; or (iv) could not reasonably be expected to be injurious to the health or safety of a person or be damaging to property or to plant or animal life.

(j)
No property currently or previously owned, leased, used or occupied by or currently or previously under the charge, management or control of the Company or any of the Subsidiaries has been registered as a contaminated site under Prince Edward Island’s Contaminated Site Registry.

(k)
No asbestos or asbestos containing materials or polychlorinated biphenyls (PCBs) or equipment, waste or other materials containing polychlorinated biphenyls (PCBs) are used, stored or otherwise present in, on or at any of the Real Property or any other assets of the Company or any of the Subsidiaries.

(l)
There is no restriction on the use of any Real Property or any part of the Real Property or on the operation or scope of the operations of the Company or any of the Subsidiaries (except as may be apparent in any Environmental Approval listed in Section 4.31 of the Disclosure Letter) imposed pursuant to any Environmental Law, including any Environmental Order.

(m)
There are no unused or abandoned underground or above ground storage tanks on, in, under or at the Real Property, and any above ground or underground storage tanks formerly on, in, under or at the Real Property have been removed and any affected soil, surface water or ground water has been remediated in compliance with all Laws, including Environmental Laws. All above ground and underground storage tanks currently on, in, under or at the Real Property have been inspected, repaired, maintained and, if required, replaced in compliance with all Laws, including Environmental Laws, and all generally accepted environmental management practices.

(n)
The Vendors have no knowledge of any Hazardous Substance originating from any neighbouring or adjoining properties that has migrated onto, into or under or is migrating towards any of the Real Property or any other assets of the Company or any of the Subsidiaries.

(o)
The Vendors have no knowledge of any Hazardous Substance originating from any of the property currently or formerly owned, leased, used or occupied by or any property currently or formerly under the charge, management or control of the Company or the Subsidiaries or any other current or former assets of the Company or of any of the Subsidiaries that has migrated onto, or is migrating towards any other property or that has been Released into the Environment in circumstances where it may move to any other property.

(p)
Neither the Company, nor any of the Subsidiaries has given or agreed to give, or is a party to or bound by, any Contract, agreement, financial assurance, guarantee, surety or indemnity in respect of Environmental Approvals, Environmental Orders or any other matter relating to the Environment, other than covenants in customer Contracts requiring the Company to be in compliance with Environmental Laws.

4.32	Employment Matters

(a)
Section 4.32(a) of the Disclosure Letter sets forth a complete and accurate list of the Employees, together with their titles, service dates and terms of employment, including current wages, salaries or hourly rate of pay, benefits, commissions and bonus (whether monetary or otherwise) or other material compensation paid since the beginning of the most recently completed fiscal year (including the date of payment) or payable to each such Employee and the date upon which each such term of employment became effective. Section 4.33(a) of the Disclosure Letter sets forth a description of the vacation entitlement policies of the Company. Section 4.32(a) of the Disclosure Letter also lists Employees on inactive status, including lay-off, short-term disability leave, long-term disability leave, pregnancy and parental leave or other extended absences, or receiving benefits pursuant to workers’ compensation legislation, and specifies the last date of active employment, the reason for the absence and the expected date of return of each such Employee.

(b)
A standard form of the Company’s employment contract is included in Section 4.32(b) of the Disclosure Letter. Each of the Employees has signed such standard form employment contract, or another employment contract that is substantially the same and not materially less favourable to the Company, other than as disclosed in Section 4.32(b) of the Disclosure Letter. Except for those Employment Contracts listed in Section 4.32(b) of the Disclosure Letter, there are no Employment Contracts that are not terminable on the giving of reasonable notice in accordance with applicable Law, nor are there any Employment Contracts providing for cash, other compensation, benefits or contingent rights on Closing. To the knowledge of the Vendors, no executive employed by the Company or any of the Subsidiaries has any plans to terminate his or her employment in the next 3 years.

(c)
Standard form confidentiality agreements of the Company are included in Section 4.32(c) of the Disclosure Letter. Each of the Employee’s has signed one of such standard form confidentiality agreements, or another confidentiality agreement that is substantially the same and not materially less favourable to the Company, other than as disclosed in Section of 4.32(c) the Disclosure Letter.

(d)
There are no Claims, pending Claims nor, to the knowledge of the Vendors, threatened Claims pursuant to any Laws relating to the Employees or former employees, including employment standards, human rights, labour relations, occupational health and safety, workers’ compensation, or pay equity. To the knowledge of the Vendors, nothing has occurred that might lead to a Claim under any such Laws. There are no outstanding decisions, Orders or settlements or pending settlements relating to the Employees that place any obligation upon the Company or any of the Subsidiaries to do or refrain from doing any act.

(e)
All current assessments under workers’ compensation legislation in relation to the Company and the Subsidiaries and all of its contractors and subcontractors have been paid or accrued. Neither the Company nor any of the Subsidiaries has been or is subject to any additional or penalty assessment under such legislation that has not been paid or has been given notice of any audit. The Company’s and the Subsidiaries' accident cost experience is such that there are no pending nor, to the knowledge of the Company, potential assessments, experience rating changes or Claims that could adversely affect the Company’s or any of the Subsidiaries' premium payments or accident cost experience or result in any additional payments in connection with the Company or any of the Subsidiaries.

(f)
The Company has made available to the Purchaser for review all inspection reports, workplace audits or written equivalent, made under any occupational health and safety legislation that relate to the Company and the Subsidiaries for the last 3 years. There are no outstanding inspection Orders or written equivalent made under any occupational health and safety legislation that relate to the Company and the Subsidiaries. There have been no fatal or critical accidents in the last three years. To the knowledge of the Vendors, there are no materials present in the assets owned or used by the Company or any of the Subsidiaries, or conditions present in the businesses conducted by the Company or any of the Subsidiaries, exposure to which could result in a disease caused by employment or peculiar to or characteristic of such materials or conditions or characteristic of a particular industrial process, trade or occupation, including all occupational diseases, other than those materials used in the ordinary course of business for which monitoring controls and appropriate standard operating procedures apply. The Company and the Subsidiaries have complied in all respects with any Orders issued under any occupational health and safety legislation. There are no appeals of any Orders under any occupational health and safety legislation against the Company or any of the Subsidiaries that are currently outstanding.

4.33	Collective Agreements
None of the Company, the Subsidiaries or any Employee is a party to any collective agreement with any union. There are no outstanding or threatened labour board proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for Employees, and there have not been any such proceedings within the last two years. There are no threatened or apparent union organizing activities involving any Employees. Neither the Company, nor any of the Subsidiaries has any serious labour problems that might lead to an interruption in the operations at any location.

4.34	Pension and Other Benefit Plans

(a)	Section 4.34 of the Disclosure Letter sets forth a complete list of the Benefit Plans. No Benefit Plans are Multi-Employer Plans.

(b)
Current and complete copies of all written Benefit Plans as amended to date or, where oral, written summaries of the terms thereof, and all booklets and communications concerning the Benefit Plans that have been provided to persons entitled to benefits under the Benefit Plans have been delivered or made available to the Purchaser together with copies of all material documents relating to the Benefit Plans, including all trust agreements, insurance policies, actuarial valuations, financial statements and all annual information returns or other returns filed with, and significant correspondence with, any Governmental Authority within the last three years in respect of the Benefit Plans.

(c)
Each Benefit Plan is, and has been, established, registered, amended, funded, administered and invested in compliance with the terms of such Benefit Plan (including the terms of any documents in respect of such Benefit Plan), and all Laws, as applicable. Neither the Company, nor any of the Subsidiaries has received, in the last three years, any notice from any Person questioning or challenging such compliance, and the Vendors have no knowledge of any such notice beyond the last three years. There is no investigation by a Governmental Authority or Claim (other than routine claims for payment of benefits) pending or, to the knowledge of the Vendors, threatened involving any Benefit Plan or their assets, and no facts exist that could reasonably be expected to give rise to any such investigation or Claim (other than routine claims for payment of benefits).

(d)
Except as disclosed in Section 4.34 of the Disclosure Letter, neither the Company, nor any of the Subsidiaries have any formal plan or has made any promise or commitment, whether legally binding or not, to create any additional Benefit Plan or to improve or change the benefits provided under any Benefit Plan.

(e)
None of the Benefit Plans provide for benefit increases or the acceleration of, or an increase in, securing or funding obligations that are contingent upon or will be triggered by the entering into of this Agreement or the completion of the transactions contemplated in this Agreement.

(f)
All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all Laws.

(g)
No event has occurred respecting any Pension Plan that would entitle any Person (without the consent of the Company) to wind up or terminate any Pension Plan, in whole or in part, or would cause any Governmental Authority to revoke the registration of any Pension Plan. Where any Pension Plan has been partially or fully wound up or terminated, all assets, including any surplus, attributable to such partial or full wind-up or termination have been fully distributed in accordance with all Laws or where such distribution of assets is pending, the amount of the surplus attributable to such partial or full wind-up or termination together with the date as of which such amount is determined is disclosed in Section 4.34 of the Disclosure Letter.

(h)	Except for a deficiency set out in Section 4.34 of the Disclosure Letter, there is no Pension Plan Unfunded Liability.

(i)
There are no entities other than the Company and the Subsidiaries participating in any Benefit Plan. No Benefit Plan provides benefits to Legacy Benefit Plan Members, and the Company has no liability, contingent liability or obligation to provide employee benefits or benefits beyond retirement or other termination of service to Legacy Benefit Plan Members.

(j)
All data necessary to administer each Benefit Plan is in the possession of the Company and the Subsidiaries or its agent and is in a form that is sufficient for the proper administration of the Benefit Plan in accordance with its terms and all Laws, and such data is complete and correct.

(k)
Except as disclosed in Section 4.34 of the Disclosure Letter, none of the Benefit Plans, other than the Pension Plans, provide benefits beyond retirement or other termination of service to Employees or former employees or to the beneficiaries or dependants of such employees and where there are such Benefit Plans disclosed in Section 4.34 of the Disclosure Letter, each such Benefit Plan may be amended or terminated at any time without incurring any liability thereunder other than in respect of Claims incurred prior to such amendment or termination.

(l)
None of the Benefit Plans, or any insurance Contract relating thereto, require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Benefit Plan or any insurance Contract relating thereto.

4.35	Personal Information
Except as disclosed in Section 4.35 of the Disclosure Letter:

(a)
the Company and each of the Subsidiaries, to the extent required by Law, has a written privacy policy that governs the collection, use and disclosure of Personal Information, and the Company is in compliance with such privacy policy; and

(b)
to the extent required by Law, all required consents to the collection, use or disclosure of Personal Information in connection with the conduct of the Company’s and Subsidiaries' businesses (including disclosure to Affiliates of the Company or any of the Subsidiaries) have been obtained.

4.36	Insurance
Each of the Company and the Subsidiaries maintains such policies of insurance, issued by responsible insurers, as are appropriate to its operations, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. All such policies of insurance are in full force and effect, the Company or any of the Subsidiaries is not in default, as to the payment of premiums or otherwise, under the terms of any such policy, and the Company and each of the Subsidiaries is otherwise in compliance with the terms and conditions of all such policies. Neither the Company nor any of the Subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of its insurance policies. There are no claims related to the business of the Company or any of the Subsidiaries pending under any of the insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Section 4.36 of the Disclosure Letter sets forth (i) a complete list of all policies of insurance that the Company and each of the Subsidiaries maintains and the particulars of such policies, including the name of the insurer, the risk insured against, the amount of coverage and the amount of any deductible and a summary of all claims under each such policy for the past five years; (ii) details of any self-insurance arrangements by or affecting the Company or any of the Subsidiaries, including any reserves established thereunder; and (iii) details of any insurance coverage provided to third parties and details of the policies under which such coverage is provided. The Company has made available true and complete copies of all insurance policies listed on Section 4.36 of the Disclosure Letter.

4.37	Material Contracts
Section 4.37 of the Disclosure Letter sets forth a complete list of the Material Contracts which are all in full force and effect unamended and there are no outstanding defaults (or events that would constitute a default with the passage of time or giving of notice or both) under any such Material Contract on the part of the Company or any of the Subsidiaries, or on the part of any other party to such Material Contracts. Each of the Company and the Subsidiaries has the capacity, including the necessary personnel and equipment, to perform all its obligations under the Material Contracts. Except as disclosed in Section 4.37 of the Disclosure Letter, no consent is required nor is any notice required to be given under any Material Contract by any Person in connection with the completion of the transaction contemplated by this Agreement in order to maintain all rights of the Company or any of the Subsidiaries under such Material Contract. The completion of the transactions contemplated by this Agreement will not result in any default under any such Material Contract nor afford any Person the right to terminate any such Material Contract, nor will the completion of such transactions result in any additional or more onerous obligation on the Company or any of the Subsidiaries under any such Material Contract. True and complete copies of all Material Contracts have been made available to the Purchaser.

4.38	Litigation
There are no Claims, investigations or other proceedings, including appeals and applications for review, in progress, or, to the knowledge of the Vendors, pending or threatened against or relating to the Company or any of the Subsidiaries before any Governmental Authority, that, if determined adversely to the Company or any of the Subsidiaries, would:

(a)	have a Material Adverse Effect;

(b)	enjoin, restrict or prohibit the transfer of all or any part of the Purchased Shares as contemplated by this Agreement; or

(c)	delay, restrict or prevent the Vendors or the Company or any of the Subsidiaries from fulfilling any of their obligations set out in this Agreement or arising from this Agreement, and neither the Vendors nor the Company have any knowledge of any existing ground on which any such action, suit, Claim, litigation or proceeding might be commenced with any reasonable likelihood of success. Except as disclosed in Section 4.38 of the Disclosure Letter, there is no judgment, decree, injunction, rule or Order of any Governmental Authority or arbitrator outstanding against the Company or any of the Subsidiaries. Copies of all of the audit response letters from all counsel to the Company and the Subsidiaries for the last five (5) years have been made available to the Purchaser. Except as set out in Section 4.38 of the Disclosure Letter and matters relating to workers’ compensation that have been made available, neither the Company, nor any of the Subsidiaries has undergone during the last three years, or is currently undergoing, any audit, review, inspection, investigation or examination of records by a Governmental Authority relating to the businesses of the Company or the Subsidiaries.

4.39	Tax Matters
Except as specifically disclosed in Section 4.39 of the Disclosure Letter:

(a)
During the last 7 years, each of the Company and the Subsidiaries has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed all Tax Returns required to be filed by it with the appropriate Governmental Authority and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon.

(b)
Each of the Company and the Subsidiaries has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it whether or not assessed by the appropriate Governmental Authority. Provision has been made on the Balance Sheet for amounts at least equal to the amount of all Taxes owing by the Company that were not yet due and payable by the date of the Balance Sheet and that relate to periods ending on or prior to the date of the Balance Sheet.

(c)
Neither the Company, nor any of the Subsidiaries has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which the Company is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company or any of the Subsidiaries is or may be liable; (iii) the Company or any of the Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which the Company or any of the Subsidiaries is or may be liable.

(d)
Other than those agreements and arrangements described in Section 4.39 of the Disclosure Letter, the Company has not made, prepared or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(e)
Except for a research and development tax credit claim for the fiscal year ending on August 31, 2011, which is not yet due, all income, sales (including goods and services, harmonized sales and provincial or territorial sales) and capital tax liabilities of the Company have been assessed by the relevant Governmental Authorities, and notices of assessment have been issued to the Company and the Subsidiaries by the relevant Governmental Authorities for all taxation years or periods ending prior to and including the taxation year or period ended August 31, 2011.

(f)
There are no proceedings, investigations, audits or Claims now pending or threatened against the Company or any of the Subsidiaries in respect of any Taxes, and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes.

(g)
Each of the Company and the Subsidiaries has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employee, officer or director and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by it.

(h)
Each of the Company and the Subsidiaries has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

(i)
Except pursuant to this Agreement, as specifically disclosed in writing to the Purchaser, or as described in Section 4.39 of the Disclosure Letter, for purposes of the Income Tax Act (Canada) or any other applicable Tax statute, no Person or group of Persons has ever acquired or had the right to acquire control of the Company or any of the Subsidiaries.

(j)
None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act (Canada), or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to the Company or any of the Subsidiaries at any time in the last six years up to and including the Closing Date.

(k)
Neither the Company, nor any of the Subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the Income Tax Act (Canada), for consideration, the value of which is less than the fair market value of the property acquired in circumstances that could subject it to a liability under section 160 of the Income Tax Act (Canada).

(l)
Except as set out in Section 4.39(l) of the Disclosure Letter, for all transactions between the Company or any of the Subsidiaries, and any non-resident Person with whom the Company or any of the Subsidiaries was not dealing at arm’s length during a taxation year commencing after 2005 and ending on or before the Closing Date, the Company and the Subsidiaries have made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada).

(m)	The Company is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax.

(n)
The only reserves under the Income Tax Act (Canada) or any equivalent provincial or territorial statute to be claimed by the Company for the taxation year ended immediately prior to the acquisition of control by the Purchaser are disclosed in Section 4.39 of the Disclosure Letter.

(o)	The Purchaser has been provided with copies of all Tax Returns filed in the last 7 years relating to the Taxes of the Company or any of the Subsidiaries.

(p)
More than fifty percent (50%) of the fair market value of the Shares is not derived, and at no time during the sixty (60) month period preceding the Closing Date was more than fifty percent (50%) of the fair market value of the Shares derived, directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada; (ii) Canadian resource properties (within the meaning of the Income Tax Act (Canada); (iii) timber resource properties (within the meaning of the Income Tax Act (Canada)); or (iv) options in respect of, or interests in, or for civil law rights in, property described in (i), (ii) or (iii) above, whether or not the property exists. The Purchased Shares have not been deemed to be taxable Canadian property (within the meaning of the Income Tax Act (Canada)) under a provision of the Income Tax Act (Canada).

(q)
Neither the Company, nor any of the Subsidiaries has made an excessive eligible dividend election, as that term is defined in the Income Tax Act (Canada), except as described in Section 4.39 of the Disclosure Letter.

4.40	Books and Records
All Books and Records requested by the Purchaser have been delivered or made available to the Purchaser. Such Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Company and the Subsidiaries, and all material financial transactions relating to its business have been accurately recorded in such Books and Records. Books and Records stored on computer-related or other electronic media are appropriately organized and indexed and no data conversions, translations or technology upgrades are required before such data can be accessed, read, searched and used by the Company’s or any of the Subsidiaries' current Information Technology.

4.41	Corporate Records

(a)
The letters patent and by-laws of the Company and the Subsidiaries, including any and all amendments, have been delivered or made available to the Purchaser and such letters patent and by-laws as so amended are in full force and effect and no amendments are being made or are contemplated to be made to them.

(b)
The corporate records and minute books of the Company and the Subsidiaries have been delivered or made available to the Purchaser. The minute books include complete and accurate minutes of all meetings of the directors or shareholders of the Company and the Subsidiaries held to date or resolutions passed by the directors or shareholders on consent, since the date of its incorporation. The share certificate book, register of shareholders, register of transfers and register of directors for the Company and the Subsidiaries are complete and accurate and have been made available to the Purchaser.

4.42	Trade Allowances
Except as disclosed in Section 4.42 of the Disclosure Letter, no customers of the Company or any of the Subsidiaries are entitled to or customarily receive discounts, allowances, rebates, credits, preferential terms, or similar reductions in price or other trade terms arising from any agreements or understandings (whether written or oral) with or concessions granted to any customer. Except as described in Section 4.42 of the Disclosure Letter, all such discounts, allowances, rebates, credits, preferential terms, or similar reductions in price or other trade terms, including contra transactions, are at the same levels as have been in existence for the three (3) immediately preceding fiscal years and are consistent with industry practice. Section 4.42 of the Disclosure Letter also includes a summary of all marketing and pricing policies, including promotions and trade allowances, that are currently in effect or that have been in effect during any of the last three (3) years.

4.43	Third Party Consents
Section 4.43 of the Disclosure Letter sets forth a complete list of all notifications, approvals and consents required to be obtained from third parties by the Company or any of the Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

4.44	Powers of Attorney
Section 4.44 of the Disclosure Letter sets out a complete list of every outstanding power of attorney granted by the Company or any of the Subsidiaries and the names of all Persons who have been given the authority to act on behalf of the Company or any of the Subsidiaries. Copies of all outstanding powers of attorney granted by the Company or any of the Subsidiaries have been made available to the Purchaser.

4.45	No Broker
The Vendors have carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment against the Purchaser, the Company or any of the Subsidiaries.

4.46	Third Party Tangible Personal Property
All personal property owned or leased by customers of the Company that is located or stored at the Real Property is in good condition, repair (and where applicable) proper working order, and such assets have been used and maintained properly and in accordance with the terms of any agreement between the Company and such customers, and the Company maintains policies of insurance that will cover any losses associated with such property.

4.47	Full Disclosure
No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Letter or any certificate, list, summary or other disclosure document provided or to be provided to the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained herein not misleading.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser and Questcor jointly and severally represent and warrant to the Vendors the matters set out below and as of the Closing, as though made at the Closing:

5.1	Status of the Purchaser
The Purchaser is a corporation existing under the laws of the Province of Prince Edward Island.

5.2	Status of Questcor
Questcor is a corporation existing under the laws of the State of California.

5.3	Due Authorization and Enforceability of Obligations
Each of the Purchaser and Questcor have all necessary corporate power, authority and capacity to enter into this Agreement and to carry out their obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of each of the Purchaser and Questcor. This Agreement constitutes, and each other agreement to be executed by the Purchaser and Questcor in connection with the Closing will constitute, a valid and binding obligation of the Purchaser and Questcor enforceable against each of them in accordance with its terms.

5.4	Absence of Conflicts
Neither the Purchaser nor Questcor is a party to, bound or affected by or subject to any:

(d)	indenture, mortgage, lease, agreement, obligation or instrument;

(e)	charter or by-law provision; or

(f)	Laws or Governmental Authorizations,
that would be violated, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.

5.5	Regulatory Approvals
No approval, Order, consent of or filing with any Governmental Authority, other than as required by applicable stock exchange rules and regulations or as required by matters specific to the Company, is required on the part of the Purchaser or Questcor in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Purchaser’s or Questcor’s obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

5.6	Investment Canada
The Purchaser is a “WTO investor” within the meaning of the Investment Canada Act (Canada).

5.7	Litigation
There are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or, to the knowledge of the Purchaser or Questcor, pending or threatened against or relating to the Purchaser or Questcor, before any Governmental Authority that, if determined adversely to the Purchaser or Questcor, would,

(d)	prevent the Purchaser from paying the Purchase Price to the Vendors or prevent Questcor from complying with its guarantee set out in Section 9.9;

(e)	enjoin, restrict or prohibit the transfer of all or any part of the Purchased Shares as contemplated by this Agreement; or

(f)	delay, restrict or prevent the Purchaser or Questcor from fulfilling any of its obligations set out in this Agreement or arising from this Agreement, and neither the Purchaser nor Questcor have any knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.

5.8	Financing
The Purchaser has or will have all funds on hand necessary to pay the Purchase Price in accordance with terms of this Agreement.

5.9	No Broker
The Purchaser and Questcor have carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without the intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment.
ARTICLE 6
NON-WAIVER; SURVIVAL

6.1	Non-Waiver
No investigations made by or on behalf of the Purchaser or Questcor at any time have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Vendors or the Company in or pursuant to this Agreement. No waiver of any condition or other provisions, in whole or in part, constitutes a waiver of any other condition or provision (whether or not similar), nor does such waiver constitute a continuing waiver unless otherwise expressly provided.

6.2	Nature and Survival
All representations, warranties and covenants contained in this Agreement on the part of each of the Parties survive:

(a)	the Closing; and

(b)	the payment of the consideration for the Purchased Shares,
in each case, for the same period of time during which an obligation to indemnify exists pursuant to Article 11.
ARTICLE 7
PURCHASER'S CONDITIONS PRECEDENT
The obligation of the Purchaser to complete the purchase of the Purchased Shares under this Agreement is subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part).

7.1	Truth and Accuracy of Representations
All of the representations and warranties of the Vendors and the Company made in or pursuant to this Agreement must be true and correct as at the Closing Time and with the same effect as if made at and as of the Closing Time in all material respects (except in the case of any representation or warranty that includes a materiality qualification, which must be true and correct in all respects) and the Purchaser must have received a certificate from a senior officer of the Company at Closing confirming such truth and correctness of the representations and warranties contained in this Agreement.

7.2	Performance of Obligations
The Vendors and the Company must have performed or complied with, in all respects, all their obligations and covenants under this Agreement, and the Purchaser must have received a certificate from a senior officer of the Company confirming such performance or compliance.

7.3	Approvals
The Vendors and the Company must cooperate with the Purchaser and use all reasonable efforts to obtain and diligently assist the Purchaser in obtaining all necessary consents, approvals and authorizations under any applicable Law or required pursuant to any Contract prior to Closing, including those consents, approvals and authorizations set forth in Section 4.43 of the Disclosure Letter. All consents and approvals required under the Contracts set out in Schedule 7.3 or by any Governmental Authority must have been obtained at or before the Closing Date on terms acceptable to the Purchaser.

7.4	Encumbrances
The Purchaser must have received evidence satisfactory to it that all Encumbrances other than Permitted Encumbrances have been discharged and that the assets of the Company and the Subsidiaries are free and clear of all Encumbrances other than Permitted Encumbrances.

7.5	No Proceedings
There shall be no Orders issued preventing, and no pending or threatened Claims, or proceeding, judicial or administrative or investigation against the Company or any of the Subsidiaries by any Governmental Authority, for the purpose of enjoining, delaying, restricting or preventing the consummation of the transactions contemplated by this Agreement or otherwise claiming that this Agreement or the consummation of such transactions is improper or would give rise to proceedings under any Laws.

7.6	Non-Competition
Each of the Vendors and Mr. Regis Duffy, in his personal capacity, must have executed and delivered to the Purchaser a non-competition, non-solicitation and confidentiality agreement dated as of Closing, substantially in the form attached as Schedule 7.6, in order to restrict each of them and any of their Affiliates from competing with the business of the Company, employing Employees of the Company or disclosing confidential information for a period of five years following the Closing.

7.7	Key Employees
Ron Keefe, Dale Zajicek and Gordon Rogers must have executed and delivered to the Purchaser an employment agreement with the Company dated as of Closing, substantially in the form attached as Schedule 7.7. In addition, the employees who will participate as beneficiaries under the 2012 BV Employee Share Ownership Trust shall sign new confidentiality and intellectual property assignment agreements in a form satisfactory to the Purchaser, acting reasonably.

7.8	Conduct of Business After Closing
The Vendors must have executed and delivered to the Purchaser, a governance document dated as of Closing in a form reasonably satisfactory to the Vendors and the Purchaser in order to set forth the governance principles to be used to govern the conduct of the business of the Company.

7.9	Opinion of Counsel for Vendors
Counsel for the Vendors, Stewart McKelvey, must have delivered to the Purchaser an opinion dated the Closing Date, substantially in the form attached as Schedule 7.9, which opinion may rely on certificates of one or more senior officers of the Company as to factual matters and may rely on opinions of local counsel with respect to matters governed by laws other than the laws of the Province of Prince Edward Island.

7.10	Opinion of Counsel for Lauren Holdings Inc.
Counsel for the Lauren Holdings Inc. must have delivered to the Purchaser an opinion dated the Closing Date, substantially in the form attached as Schedule 7.10, which opinion may rely on certificates of one or more senior officers of Lauren Holdings Inc. as to factual matters and may rely on opinions of local counsel with respect to matters governed by laws other than the laws of the Province of Prince Edward Island

7.11	Receipt of Closing Documentation
All documentation relating to the due authorization and completion of the sale and purchase of the Purchased Shares under this Agreement and all actions and proceedings taken on or prior to Closing, in connection with the performance by the Vendors of their obligations under this Agreement, must be satisfactory to the Purchaser, acting reasonably, and the Purchaser must have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated in this Agreement and the taking of all necessary proceedings in connection with such transactions in compliance with these conditions, in form (as to certification or otherwise) and substance satisfactory to the Purchaser, acting reasonably.
ARTICLE 8
VENDORS' CONDITIONS PRECEDENT
The obligations of the Vendors to complete the sale of the Purchased Shares under this Agreement are subject to the satisfaction or compliance with, at or before the Closing Time, each of the following conditions (each of which is acknowledged to be inserted for the exclusive joint benefit of the Vendors and may be waived by the Vendors' Representative in whole or in part).

8.1	Truth and Accuracy of Representations of the Purchaser and Questcor at Closing Time
All of the representations and warranties of the Purchaser and Questcor made in or pursuant to this Agreement must be true and correct as at the Closing Time and with the same effect as if made at and as of the Closing Time in all material respects (except in the case of any representation or warranty that includes a materiality qualification, which must be true and correct in all respects), and the Vendors must have received a certificate from a senior officer of the Purchaser at Closing confirming such truth and correctness of the representations and warranties contained in this Agreement.

8.2	Performance of Obligations
The Purchaser must have performed or complied with, in all respects, all its obligations and covenants under this Agreement, and a certificate from a senior officer of the Purchaser must be provided to the Vendors confirming such performance or compliance.

8.3	Key Employees
The Purchaser must have executed and delivered to the Vendors an employment agreement with each of Ron Keefe, Dale Zajicek and Gordon Rogers dated as of Closing, substantially in the form attached as Schedule 7.7.

8.4	Conduct of Business After Closing
The Purchaser must have executed and delivered to the Vendors, a governance document dated as of Closing in a form reasonably satisfactory to the Vendors and the Purchaser in order to set forth the governance principles to be used to govern the conduct of the business of the Company.

8.5	Opinion of Counsel for Purchaser
Counsel for the Purchaser in Prince Edward Island must have delivered to the Vendors an opinion dated the Closing Date, substantially in the form attached as Schedule 8.5.

8.6	Approvals
All consents, approvals and authorizations set out in Schedule 7.3 shall have been obtained prior to Closing.

8.7	No Proceedings
There shall be no Orders issued preventing the consummation of the transactions contemplated by this Agreement.

8.8	Receipt of Closing Documentation
All documentation relating to the due authorization and completion of the sale and purchase of the Purchased Shares under this Agreement and all actions and proceedings taken on or prior to Closing, in connection with the performance by the Purchaser of its obligations under this Agreement, must be satisfactory to the Vendors, acting reasonably, and the Vendors must have received copies of all such documentation, cheques or wire transfers or other evidence as they may reasonably request in order to establish the consummation of the transactions contemplated in this Agreement and the taking of all necessary proceedings in connection with such transactions in compliance with these conditions, in form (certification or otherwise) and substance satisfactory to the Vendors.
ARTICLE 9
OTHER COVENANTS OF THE PARTIES

9.1	Interim Activities
Except as permitted or contemplated by this Agreement, prior to the Closing the Vendors shall cause the Company and the Subsidiaries not to, and neither the Company, nor any of the Subsidiaries shall, without the prior written approval of the Purchaser, not to be unreasonably withheld:

(a)
(i) except for immaterial compensation and benefit increases in the ordinary course of business consistent with past practice, increase the compensation or benefits payable or provided by the Company or any of the Subsidiaries to any individual; or (ii) except in the ordinary course of business, enter into or commit itself to any new employment, management, severance or consulting Contract with any Person, other than Contracts that can be terminated without additional payment in less than 30 days;

(b)
issue any communication to Employees (including general communications relating to benefits and compensation) without the prior written approval of the Purchaser (which will not be unreasonably delayed or withheld), except for communications that are in the ordinary course of business and do not relate to the transactions contemplated in this Agreement;

(c)	create any additional benefit plans which would be considered to be a Benefit Plan once created or to improve or change the benefits provided under any Benefit Plan;

(d)	permit or allow any assets or properties of the Company or any of the Subsidiaries to be subject to any material Encumbrance, other than a Permitted Encumbrance;

(e)
(i) except for any Improvements under construction or projects previously disclosed to the Purchaser, make any capital expenditure or any commitment to make any capital expenditure, except for such expenditures or commitments made in the ordinary course of business, (ii) acquire any securities of another Person, (iii) acquire any assets of another Person incident to the acquisition of a business, or (iv) organize any subsidiary or acquire any interest in another Person, whether by merger, consolidation, joint venture, or acquisition of securities or assets or similar transactions, other than purchases of assets in the ordinary course of business consistent with past practices;

(f)	except in the ordinary course of business, enter into any Material Contract or any other Contract with a non-cancellable term in excess of twelve months;

(g)	sell, lease, license, transfer or otherwise dispose of, or acquire or agree to acquire, any material assets, except in the ordinary course of business;

(h)
incur any indebtedness, other than normal fluctuations in the Company’s operating credit in the ordinary course of business, unless such indebtedness will be paid off prior to the Closing, or assume, guarantee, endorse or otherwise become responsible for obligations of any other Person, or make any loans or advances to any Person;

(i)	change in any material respect any accounting or tax principles, methods or policies or change or modify its credit, collection or payment policies, procedures or practices;

(j)	settle any material Claim or waive any material rights or Claims;

(k)
issue or commit to issue any shares of capital stock or options of the Company or any of the Subsidiaries, or grant any stock appreciation rights or grant any Person any right to acquire any shares of capital stock or options of the Company or any of the Subsidiaries;

(l)	amend its charter or bylaws or comparable organizational documents;

(m)	merge or amalgamate with any other Person or permit any other Person to merge into it, consolidate with any other Person, or adopt a plan of arrangement, liquidation or dissolution;

(n)
take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing Date, or in any of the conditions set forth in Article 7 and Article 8 not being satisfied in any material respect or in a material violation of any provision of this Agreement, except, in each case, as may be required by Law;

(o)
change any annual tax accounting period, adopt or change any method of tax accounting, make or change any election, file any amended Tax Return, enter into any closing agreement, settle any tax Claim or assessment of or relating to the Company or any of the Subsidiaries, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any tax Claim or assessment upon or relating to the Company, unless required by applicable Law;

(p)
engage in any transaction not at arm's length, or make any payment or distribution to any Affiliate (other than payments for services to an officer, director, manager or Employee of the Company or any of the Subsidiaries pursuant to existing arrangements); or

(q)	authorize, commit or agree to take any of the foregoing actions.

9.2	Access for Investigation

(a)
The Company and the Vendors shall permit the Purchaser and its representatives, between the date of this Agreement and the Closing Time, to have access during normal business hours to (i) the Real Property; (ii) all the Books and Records; and (iii) the properties and assets used by the Employees, the Company and the Subsidiaries. The Company and the Vendors shall furnish to the Purchaser copies of Books and Records as the Purchaser shall from time to time reasonably request to enable confirmation of the matters warranted in Article 4. Without limiting the generality of the foregoing, the accounting representatives of the Purchaser shall be afforded ample opportunity to make a full investigation of all aspects of the financial affairs of the Vendor in connection with the affairs of the Company or any of the Subsidiaries. The Purchaser shall have the right to have the Real Property, the Tangible Personal Property and the Information Technology inspected and tested by the Purchaser’s representatives. The Vendors shall cooperate and assist, to the extent reasonably requested by the Purchaser, with the Purchaser’s investigation of the property, assets, undertaking and financial condition of the Company or any of the Subsidiaries. The Purchaser’s rights of access shall be exercised in a manner that does not unreasonably interfere with the operations of the Company or the Subsidiaries.

(b)
Notwithstanding Section 9.2(a), the Company, the Subsidiaries and the Vendors shall not be required to disclose any information, records, files or other data to the Purchaser where prohibited by any Laws. If any consent of any Person or Governmental Authority is required to permit the Vendor to release any information to the Purchaser, the Vendors shall promptly inform the Purchaser thereof and shall make all reasonable efforts to obtain such consent as soon as possible.

(c)
The Company and the Vendors shall forthwith, upon request by the Purchaser or Purchaser’s counsel, execute and deliver to the Purchaser all necessary consents to permit the Purchaser to have inspections made and have existing records released to the Purchaser by the municipal building and zoning department, fire department, public works, environmental agencies, the elevator inspections branch of the provincial or territorial department of labour and other appropriate authorities as the Purchaser may consider advisable between the date of this Agreement and Closing. Such consents shall authorize and direct the release of information to the Purchaser.

9.3	Actions to Satisfy Closing Conditions
Each of the Parties will take all such actions as are within its power to control, and use reasonable commercial efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions and covenants set forth in Article 7, Article 8 and Article 9, which are for the benefit of any other Party, provided that the Parties shall not be required to dispose of or make any changes to its business, the business of any of its Affiliates or the business of the Company or any of the Subsidiaries, or expense any material amounts or incur any other obligation in order comply with this Section.

9.4	Notice of Untrue Representation or Warranty
The Vendors and the Company shall notify the Purchaser, and the Purchaser shall notify the Vendors’ Representative and the Company, promptly upon any representation or warranty made by it contained in this Agreement becoming incorrect prior to Closing, and for the purposes of this Section 9.4, unless otherwise specified, each representation and warranty shall be deemed to be given at and as of all times from the date of this Agreement to the Closing Date. Any such notice shall set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by the Vendor, the Company or the Purchaser, as the case may be, to rectify the incorrectness. No such notice will relieve either Party of any right or remedy provided for in this Agreement.

9.5	Stub Period Returns
The Purchaser will cause each of the Company and the Subsidiaries to duly and timely make or prepare all Tax Returns required to be made or prepared by it and to duly and timely file all Tax Returns required to be filed by it for any period that ends on or before the Closing Date and for which Tax Returns have not been filed as of such date. The Purchaser may cause the Company or any of its Subsidiaries to make the election referred to in subsection 256(9) of the Income Tax Act (Canada), and comparable provisions of applicable provincial or territorial legislation, and to file such election for the Company’s and the Subsidiaries' taxation year ending immediately before the Closing Time. The Vendors and the Purchaser will cooperate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of any Tax Return of the Company and the Subsidiaries for a period ending on, prior to or including the Closing Date and will preserve such data and other information until the expiration of any applicable limitation period under any applicable law with respect to Taxes.

9.6	Exclusive Dealing
From the date of this Agreement to Closing, the Vendors and the Company shall not directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any confidential information to, or consider the merits of other inquiries or proposals from, or enter into any Contract with, any Person (other than the Purchaser or Questcor) relating to any transaction involving: (a) the sale of any shares of the Company or any of the Subsidiaries; (b) the sale of the business or any assets of the Company or any of the Subsidiaries other than in the ordinary course; or (c) an amalgamation, merger or consolidation of the Company or any of the Subsidiaries with any body corporate. The Company and/or the Vendors shall promptly notify the Purchaser of the existence of any written proposal or inquiry received after the date of execution of this Agreement by the Company or anyone acting on its behalf, the Person that submitted such written proposal or inquiry and the terms thereof.

9.7	Submission to Jurisdiction

(a)
Each Party submits to the exclusive jurisdiction of any Ontario courts sitting in Toronto in any action, application, reference or other proceeding arising out of or relating to this Agreement, or the agreements contemplated within this Agreement and consents to all claims in respect of any such action, application, reference or other proceeding being heard and determined in such Ontario courts.

(b)
The Parties will not raise any objection to the venue of any action, application, reference or other proceeding arising out of or relating to this Agreement in the Ontario Courts sitting in Toronto, including the objection that the proceedings have been brought in an inconvenient forum.

(c)
Each of the Purchaser and Questcor irrevocably appoints Osler, Hoskin & Harcourt LLP (the “Purchaser Process Agent”), with an office as of the date of this Agreement at 340 Albert Street, Suite 1900, Ottawa, Ontario, for the attention of Craig Wright, as its agent to receive on behalf of it and its property, service of any documents by which any action, application, reference or other proceeding arising out of or relating to this Agreement is commenced. Such service may be made by delivering a copy of such documents to the Purchaser or Questcor in care of the Purchaser Process Agent at the Purchaser Process Agent’s above address, and each of the Purchaser and Questcor irrevocably authorizes and directs the Purchaser Process Agent to accept such service on its behalf.

(d)
Each of the Vendors and the Vendors' Representative irrevocably appoint Stewart McKelvey (the “Vendor Process Agent”), with an office as of the date of this Agreement at 65 Grafton Street, Charlottetown, Prince Edward Island, for the attention of Paul Kiley, as its agent to receive on behalf of each of them and their respective property, service of any documents by which any action, application, reference or other proceeding arising out of or relating to this Agreement is commenced. Such service may be made by delivering a copy of such documents to the Vendors or the Vendors' Representative in care of the Vendor Process Agent at the Vendor Process Agent’s above address, and the Vendors and the Vendors' Representative irrevocably authorize and direct the Vendor Process Agent to accept such service on its behalf.

(e)	A final judgment in any such action, application or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

9.8	Shareholder Agreements
Each of the Vendors and the Company agrees that the Shareholders Agreement dated effective December 31, 2011 between the Company, Dale Zajicek, Gordon Rogers, Ron Keefe, and Lauren Holdings Inc. and the Shareholders Agreement dated effective December 31, 2011 between the Company and the Vendors (together, the “Shareholders Agreements”) are hereby terminated effective immediately prior to the Closing without the necessity of any further action by any of the Vendors or the Company and the parties agree that upon Closing each of the Shareholders Agreements shall be of no further force or effect.

9.9	Questcor Guarantee

(a)
Questcor, hereby unconditionally and irrevocably guarantees to the Vendors payment and performance by the Purchaser of its obligations in respect of the Purchase Price (including without limitation any payment owing pursuant to Section 3.3) (the “Guaranteed Obligations”). The liability of Questcor by reason of this Section 9.9 is primary, and the Vendors shall not be required to make any demand on the Purchaser for performance of any of its obligations under this Agreement, nor to exhaust any legal, contractual or equitable remedies against the Purchaser, prior to proceeding against Questcor.

(b)
Questcor shall indemnify and save the Vendors harmless from and against any losses which may arise by virtue of any of the Guaranteed Obligations being or becoming for any reason whatsoever in whole or in part:

(i)	void, voidable, ultra vires, illegal, invalid, ineffective or otherwise unenforceable by the Vendors in accordance with its terms; or

(ii)	released or discharged by operation of Law.

(c)
The Purchaser and Questcor acknowledge that the benefit of the guarantee contained in this Section is for the exclusive benefit of the Vendors and the Vendors, in their sole and absolute discretion, may claim under this guarantee or decline to claim under this guarantee with respect to any Guaranteed Obligation.

(d)	Questcor shall cause any successor to execute any and all documents such that any such successor would be bound hereunder.

(e)	The liability of Questcor hereunder shall be absolute and unconditional irrespective of:

(i)
any change or amendment to this Agreement or a change in the name or objects of the Purchaser, provided that if this Agreement is amended in any manner, this guarantee shall only apply to this Agreement, as amended;

(ii)
any change in the time, manner or place of payment of, amount or amounts owing by the Purchaser hereunder, or in any other term of, or any other amendment or waiver of or any consent to departure from this Agreement; or

(iii)
to the extent permitted by applicable law, any other circumstances which might otherwise constitute a defence available to, or a discharge of, Questcor in respect of the Guaranteed Obligations, or of Questcor in respect of this Agreement.

ARTICLE 10
TERMINATION

10.1	Termination

(d)	This Agreement may, by notice in writing given by the Vendors or the Purchaser at or prior to the Closing, be terminated:

(i)	by mutual agreement of the Vendors and the Purchaser;

(ii)
by either the Vendors or the Purchaser if the Closing has not occurred by the end of the date that is 60 days after execution of this Agreement, provided that the Vendors or the Purchaser may not terminate this Agreement under this Section 10.1(ii). if it has failed to perform any one or more of its material obligations or covenants under this Agreement required to be performed at or prior to the Closing and the Closing has not occurred because of such failure;

(iii)
by either the Vendors or the Purchaser if there has been a material breach of any provision of this Agreement by the other Party and such breach has not been waived by the non-breaching Party or, provided such breach is reasonably capable of being cured, such breach has not been cured within 15 days following notice of such breach by the non-breaching Party; or

(iv)	by the Purchaser if there is an occurrence of any event which has a Material Adverse Effect on the assets, business, operations or prospects of the Company and the Subsidiaries taken as a whole.
ARTICLE 11
INDEMNIFICATION

11.1	Indemnification by the Vendors

(g)
The Vendors will jointly and severally indemnify and save harmless the Purchaser, Questcor, and each of their directors and officers (collectively referred to as the “Purchaser Indemnified Parties”) from and against all Claims, whether or not arising due to third party Claims, that may be made or brought against the Purchaser Indemnified Parties, or that they may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:

(i)
any non-fulfilment or breach of any covenant or agreement on the part of the Vendors or the Company contained in this Agreement or in any certificate or other document furnished by or on behalf of the Vendors pursuant to this Agreement;

(ii)
any misrepresentation or any incorrectness in or breach of any representation or warranty of the Vendors or the Company contained in this Agreement or in any certificate or other document furnished by or on behalf of the Vendors or the Company pursuant to this Agreement disregarding for the purpose of this Section 11.1(a)(ii) any materiality or Material Adverse Effect qualification contained in any such representation or warranty;

(iii)
liability to third Persons respecting products manufactured or sold, or services provided, by the Company or any of the Subsidiaries prior to the Closing Date, provided that in respect of liability for products manufactured or sold prior to the Closing Date, other than Claims relating to the return of products based on product or manufacturing warranties, the Company has maintained product liability insurance that is commercially reasonable in the circumstances;

(iv)	any liability of the Company under the asset purchase agreement between the Company and Genzyme Corporation dated November 2, 2007;

(v)
any liability for Taxes in respect of any taxation year or other period ended prior to the Closing Date, or any portion of a taxation year or other period up to and including the Closing Date, for which no adequate reserve has been provided and disclosed in the Balance Sheet; or

(vi)
the failure by the party identified in Schedule 11.1 (“Construction Party”) to reimburse the Company in relation to the construction of the facility (the “Facility”) as set out in the supply agreement dated July 9, 2010 between the Construction Party and the Company and the agreement on payment of construction costs between the Construction Party and the Company dated July 10, 2012 (together, the “Construction Agreements”), subject to the Purchaser first making reasonable efforts to enforce the Company’s rights to collect such reimbursement from the Construction Party. The Vendors acknowledge and agree that the Purchase Price assumes that the Construction Party will reimburse the Company in full for the construction of the Facility.

(h)	The Vendors’ obligations under Section 11.1(a) are subject to the following limitations:

(iii)
subject to Sections 11.1(b)(ii) and 11.1(b)(iii), the obligations of the Vendors under Sections 11.1(a) (ii) terminate on the second anniversary of the Closing Date except with respect to bona fide Claims by a Purchaser Indemnified Party set forth in written notices given by a Purchaser Indemnified Party to the Vendors' Representative prior to such date;

(iv)
except with respect to bona fide Claims by a Purchaser Indemnified Party set forth in written notices given by a Purchaser Indemnified Party to the Vendors' Representative prior to the date described below, the obligations of the Vendors under Section 11.1(a)(ii) in respect of any Claim relating to or affected by Tax matters, including any Claim arising out of Section 4.39, for that particular period, or under Section 11.1(a)(v) terminate on the date that is 90 days after the relevant Governmental Authorities are no longer entitled to assess or reassess liability for Taxes against the Company or any of the Subsidiaries for that particular period, having regard, without limitation, to any waivers given by the Company or any of the Subsidiaries in respect of any taxation year;

(v)	the obligations of the Vendors under Section 11.1(a) with respect to:

(A)	any Claims under Section 11.1(a)(i) or (a)(iv);

(B)
any Claims under Section 11.1(a)(iii) that relate to liability for products manufactured or sold prior to the Closing Date, other than Claims relating to the return of products based on product or manufacturing warranties;

(C)	any Claims based on any incorrectness in or breach of the representations and warranties set out in Sections 4.1, 4.3, 4.4, 4.5, 4.6, 4.7, 4.18, or 4.30;

(D)	any Claims based on the absence of, or deficiency in, the title of the Vendors to the Purchased Shares or the title of the Company or any of the Subsidiaries to its assets;

(E)	any Claims based on intentional misrepresentation or fraud by the Vendors or any Person acting for or on behalf of the Vendors, terminate on the date that is the last day of the 15 year ultimate limitation period;

(vi)
the obligations of the Vendors under both Section 11.1(a)(iii) relating to the return of products based on product or manufacturing warranties or services provided prior to the Closing Date and Section 11.1(a)(vi) will terminate on December 31, 2015 except with respect to bona fide Claims by a Purchaser Indemnified Party set forth in written notices given by a Purchaser Indemnified Party to the Vendors' Representative prior to such date;

(vii)
for Claims made under Section 11.1(a)(ii),(iii), (iv), (v) or (vi) or Claims made by the Purchaser or Questcor based on or with respect to the inaccuracy or breach of any representation or warranty made by the Vendors or the Company contained in this Agreement or contained in any document or certificate given to carry out the transactions contemplated thereby the Vendors shall not be required to pay any amount until the aggregate of all Claims exceeds $100,000 and upon the aggregate of all Claims exceeding $100,000 the Vendors shall be required to pay the amount owing in respect of all of such Claims including the $100,000, except that the foregoing limitation shall not apply to wilful breaches or fraud.

(i)
Any Claim made under Section 11.1 is to first be satisfied by setting off the amount of such Claim against any unpaid Earn-Out Amounts. To the extent that the amount of the Claim exceeds the amount of any unpaid Earn-Out Amounts, the Vendors will pay such amount to the Purchaser in cash.

11.2	Indemnification by the Purchaser and Questcor

(c)
The Purchaser and Questcor agree to indemnify and save harmless the Vendors from and against all Claims, whether or not arising due to third party Claims, that may be made or brought against any of the Vendors, or that they may suffer or incur directly or indirectly, as a result of or in connection with or relating to:

(i)
any non-fulfillment or breach of any covenant or agreement on the part of the Purchaser or Questcor contained in this Agreement or in any certificate or other document furnished by or on behalf of the Purchaser or Questcor pursuant to this Agreement; or

(ii)
any misrepresentation or any incorrectness in or breach of any representation or warranty of the Purchaser or Questcor contained in this Agreement or in any certificate or other document furnished by or on behalf of the Purchaser or Questcor pursuant to this Agreement.

(d)	The Purchaser’s obligations under Section 11.2(a) are subject to the following limitations:

(i)
the obligations of the Purchaser and Questcor under Section 11.2(a)(ii) terminate on the second anniversary of the Closing Date except with respect to bona fide Claims by Vendors set forth in written notices given by the Vendors to the Purchaser prior to such date;

(ii)
for Claims made under Section 11.2(a)(ii) or Claims made by the Vendors based on or with respect to the inaccuracy or breach of any representation or warranty made by Questcor or the Purchaser contained in this Agreement or contained in any document or certificate given to carry out the transactions contemplated thereby, the Purchaser and Questcor shall not be required to pay any amount until the aggregate of all Claims exceeds $100,000 and upon the aggregate of all Claims exceeding $100,000 the Purchaser and Questcor shall be required to pay the amount owing in respect of all of such Claims including the $100,000.

(e)
Any obligation of the Purchaser to indemnify the Vendors as set forth in this Article 11 is limited to the amount of $25,000,000 plus 50% of the Earn-Out Amounts, excluding any such Claims based on fraud or wilful misconduct of the Purchaser.

11.3	Indemnification Procedures for Third Party Claims

(a)
In the case of Claims made by a third party with respect to which indemnification is sought, the party entitled to indemnification under this Agreement (the “Indemnified Party”) will give prompt notice, and in any event within 10 days, to the other party (the “Indemnifying Party”), which in the case of notice to the Vendors shall be to the Vendors' Representative, of any such Claims made upon it. If the Indemnified Party fails to give such notice, such failure does not preclude the Indemnified Party from obtaining such indemnification, but its right to indemnification may be reduced to the extent that such delay prejudiced the defence of the Claim or increased the amount of liability or cost of defense.

(b)
The Indemnifying Party may, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in Section 11.3(a), assume the control of the defence, compromise or settlement of the Claim, but only if such assumption is, by its terms, without cost to the Indemnified Party and if the Indemnifying Party acknowledges in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party in accordance with the terms contained in this Section in respect of that Claim. Without limiting the generality of the foregoing, the Vendors' Representative shall not have the right to assume the control of any defence, compromise, or settlement of any Claim if:

(iii)	the Purchaser determines in good faith that the Claim could have a Material Adverse Effect; or

(iv)	the Claim involves Acthar or any proprietary products of Questcor or its Affiliates in any respect.

(c)
Upon the assumption of control of any Claim by the Indemnifying Party as set out in Section 11.3(b), the Indemnifying Party will diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including if necessary, employment of counsel and experts reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party will cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party will also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense. The Indemnifying Party will not settle any Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld.

(d)
The final determination of any Claim pursuant to this Section, including all related costs and expenses, is binding and conclusive upon all of the Parties as to the validity or invalidity, as the case may be, of such Claim against the Indemnifying Party.

(e)
If the Indemnifying Party does not assume control of a Claim, the Indemnified Party may make such settlement of the Claim as it determines, acting reasonably and in good faith, and such settlement or any other final determination of the Claim is binding upon the Indemnifying Party.

11.4	Remedies
The rights of indemnity in Section 11.1 and 11.2 are not prejudiced by the exercise of a termination right contained in Article 10. The Purchaser, Questcor, the Vendors and the Company acknowledge that the failure to comply with a covenant or obligation contained in this Agreement may give rise to irreparable injury to the other Parties inadequately compensable in damages. Accordingly, in addition to seeking indemnification under Section 11.1 and any other remedies otherwise available at Law, the Parties may also seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without requirement of posting a bond or other security). This Article 11 remains in full force and effect in all circumstances and is not terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants under this Agreement or under any Closing document or by any termination or rescission of this Agreement by any Party.

11.5	Limitation on Liability

(f)
The amount of any damages which may be claimed by the Purchaser or Questcor or any Purchaser Indemnified Party pursuant to a Claim made under this Agreement or any agreement, certificate or other document given to carry out the transactions contemplated hereby shall be calculated to be the cost or loss to the Purchaser or Questcor or any Purchaser Indemnified Party after giving effect to:

(i)
any insurance proceeds actually received by the Company from the Company’s insurance policies (and for greater certainty, not taking into account any insurance policies of the Purchaser or Questcor) in relation to the matter which is the subject of the Claim;

(ii)
the net present value of any related, determinable tax benefits realized, or which will (with reasonable certainty) be realized within a five year period following the date of incurring such cost or loss, by the Company or the Purchaser or Questcor or any Purchaser Indemnified Party in relation to the matter which is the subject of the Claim;

(iii)
the amount of any reduction in the Earn-Out Amounts that would otherwise have been payable to the Vendors but for the Purchaser’s or Questcor’s or any Purchaser Indemnified Party’s Claim hereunder arising from a cost or loss by the Company or any of its Subsidiaries; and

(iv)
with respect to any Claim under Section 11.1(a)(vi), the greater of (i) the net present value of net cash flow expected with reasonable certainty to be derived from the Facility for alternative uses that would not otherwise be available but for the breach of the Construction Agreements and (ii) the salvage value of the Facility.

(g)
Notwithstanding any other provisions of this Agreement or of any agreement, certificate or other document made in order to carry out the transactions contemplated hereby, the aggregate collective liability of the Vendors to the Purchaser or Questcor or any Purchaser Indemnified Party pursuant to this Agreement or of any agreement, certificate or other document provided by or on behalf of the Vendors pursuant to this Agreement, including the obligations of the Vendors to indemnify the Purchaser or Questcor or any Purchaser Indemnified Party as set forth in this Article 11, is limited to the amount of $25,000,000 plus 50% of the Earn-Out Amounts except as follows:

(iv)	any such Claims based on fraud or willful misconduct of the Vendors;

(v)
the aggregate liability of each Vendor is limited to the proportionate amount of the Purchase Price received by such Vendor, but such limit does not otherwise detract from the joint and several obligations of the Vendors under Section 11.1.

11.6	Trustee and Agent
The Vendors and the Company acknowledge that the Purchaser is acting as trustee and agent for the remaining Purchaser Indemnified Parties, on whose behalf and for whose benefit the indemnity in Section 11.1, is provided and that such remaining Indemnified Parties have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement. The Vendors agree that the Purchaser may enforce the indemnity for and on behalf of such remaining Purchaser Indemnified Parties and, in such event, the Vendors will not in any proceeding to enforce the indemnity by or on behalf of such remaining Purchaser Indemnified Parties assert any defence thereto based on the absence of authority or consideration or privity of contract and irrevocably waives the benefit of any such defence.

11.7	Release
Effective as of the Closing, in consideration of the mutual covenants and agreements contained in this Agreement, including the consideration to be received by the Vendors:

(f)
Each Vendor hereby irrevocably releases and forever discharges the Company and the Subsidiaries and their respective divisions, predecessors, directors, officers, members, managers, partners (general or limited), agents, and employees and the successors, heirs, assigns, executors and administrators to the foregoing (the “Released Parties”) of and from any and all manner or causes of actions, Claims, suits, rights, debs, sums of money, covenants, Contracts, damages and judgments, whatsoever, in Law or equity, which such Vendor ever had, now has, or which he hereafter can, shall or may have, against the Released Parties, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon reason of any matter relating to the Company or any of the Subsidiaries, and arising at any time on or prior to the Closing Date, whether in such Vendor's capacity as an equity holder, director, officer, holder of indebtedness or otherwise, and the Released Parties shall not have liability with respect thereto; provided, however, that such release shall not cover Claims or liabilities for amounts owed pursuant to, or other rights set forth in, or other Claims arising in connection with this Agreement or any agreement ancillary to this Agreement, nor shall such release cover: (i) Claims or liabilities for amounts owed to any Vendor at the Closing and payable to such Vendor after the Closing in respect of accrued salary and benefits payable by the Company in the ordinary course of the Company’s business; or (ii) subject to Section 11.7(c), any right to indemnification under the by-laws of the Company.

(g)
Each Vendor acknowledges and agrees that the release set forth in this Section 11.7 applies to all Claims or liabilities of any nature whatsoever, whether at Law or in equity, whether known or unknown, fixed or contingent, suspected or unsuspected, foreseen or unforeseen that it may have against the Company with respect to the matters being released hereunder.

(h)
Questcor, the Purchaser and the Company agree that the indemnification provisions in favour of the Company’s directors and officers currently set out in the by-laws of the Company shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this section applies for a period of six years following the Closing. However, each of the Vendors hereby waives any rights to indemnification under the Company by-laws in respect of any Claim that Questcor or the Purchaser have against such Vendor under this Agreement, in respect of which a Vendor has a right to indemnification under the Company’s by-laws, but without prejudice to the Vendors’ right to indemnification under the Company by-laws on any other matter in the future.

ARTICLE 12
GENERAL

12.1	Public Notices, Press Releases and Announcements
None of the Parties shall issue any press release or make any public announcement or other disclosure relating to the existence or subject matter of this Agreement without the prior written consent of the other Parties. Notwithstanding the foregoing, Questcor shall be permitted to issue any press release or make any public announcement or other disclosure relating to the existence or subject matter of this Agreement without the prior written consent of the Vendors and the Company, including that Questcor may make any public announcement or disclosure concerning its publicly-traded securities it believes in good faith is required by applicable Law, any listing or trading agreement, or the rules and regulations of NASDAQ, including the filing by Questcor of a Current Report on Form 8-K (the “Questcor 8-K”) to report execution of this Agreement. In connection with the preparation of the Questcor 8-K, the Company and the Vendors shall, upon request by Questcor, furnish to Questcor all information as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement. The Vendors and the Company warrant and represent to Questcor that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. On or after the date of the Agreement, the Vendors, the Company, the Purchaser and Questcor shall jointly issue a public announcement and/or press release and/or other disclosure, as shall be mutually agreed, of the transactions contemplated by this Agreement. Each Party will not unreasonably withhold approval from the other Parties with respect to any press release or public announcement. If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

12.2	Expenses
Except as otherwise provided in this Agreement, including Section 3.1(b):

(f)
the Purchaser and Questcor will pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) they incur in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement; and

(g)
the Vendors will pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) incurred by the Vendors or the Company in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

12.3	Notices
Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) must be in writing and is sufficiently given if delivered (whether in person, by courier service or other personal method of delivery) or transmitted (whether by fax or e-mail) to the addresses or co-ordinates set out in Schedule 12.3.
Any Notice delivered or transmitted to a Party as provided above is deemed to have been given and received on the day it is delivered or transmitted, so long as it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. If the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice is deemed to have been given and received on the next Business Day.
Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section.

12.4	Assignment
No Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Parties, except that the Purchaser may assign all or a portion of its rights hereunder to an Affiliate of the Purchaser, but no such assignment relieves the Purchaser of its obligations under this Agreement.

12.5	Enurement
This Agreement enures to the benefit of and is binding upon the Parties and their respective heirs, attorneys, guardians, estate trustees, executors, trustees and permitted assigns.

12.6	Amendment
No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound thereby.

12.7	Further Assurances
The Parties will, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party will provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

12.8	Execution and Delivery
This Agreement may be executed by the Parties in counterparts and may be delivered by fax or portable document format (PDF) and all such counterparts together constitute one agreement.
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IN WITNESS OF WHICH the Parties have executed this Agreement.

LAUREN HOLDINGS INC.
By:
Name:
Title:

SIGNED, SEALED & DELIVERED In the presence of:
Witness	Earl Duffy

SIGNED, SEALED & DELIVERED In the presence of:
Witness	Paul Duffy

SIGNED, SEALED & DELIVERED In the presence of:
Witness	Maureen Duffy

SIGNED, SEALED & DELIVERED In the presence of:
Witness	Ron Keefe

SIGNED, SEALED & DELIVERED In the presence of:
Witness	Dale Zajicek

SIGNED, SEALED & DELIVERED In the presence of:
Witness	Gordon Rogers

BIOVECTRA INC.
By:
Name:
Title:
By:
Name:
Title:

Ron Keefe and Gordon Rogers, as trustees on behalf of the 2012 BV EMPLOYEE SHARE OWNERSHIP TRUST
By:
Name: Ron Keefe
Title: Trustee
By:
Name: Gordon Rogers
Title: Trustee

101610 P.E.I. INC.
By:
Name:
Title:

QUESTCOR PHARMACEUTICALS, INC.
By:
Name:
Title:

SIGNED, SEALED & DELIVERED In the presence of:
Witness	Ron Keefe, as Vendors' Representative

Corporate&Securities\1.New Models\Private M&A\Model Share Purchase Agre